Exhibit 99.1

English convenience translation of Spanish original. In case of discrepancies between the Spanish original and the English translation, the Spanish original shall prevail.

Joint Merger Project

between

Cintra Concesiones de Infraestructuras de Transporte, S.A.

and

Grupo Ferrovial, S.A.

Madrid, 29 July 2009

Notice to US Investors:

The proposed business combination of Cintra Concesiones de Infraestructuras de Transporte, S.A. and Grupo Ferrovial, S.A. (the “Merger”) relates to the shares of a Spanish company.  Information distributed in connection with the proposed Merger and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein, if any, have been prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the Merger, since the companies are located in Spain and some or all of their officers and directors may be residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of Grupo Ferrovial, S.A. otherwise than under the Merger, such as in open market or privately negotiated purchases in accordance with applicable law.

1.	INTRODUCTION

Pursuant to the terms of Articles 30, 31 and concordant articles of Law 3/2009 of 3 April regarding Structural Modifications to Mercantile Corporations (“Ley de Modificaciones Estructurales”) (hereinafter referred to as the “Structural Modifications Law” or the “SML”), the undersigned as members of the Boards of Directors of Cintra Concesiones de Infraestructuras de Transporte, S.A. (hereinafter referred to as “Cintra”) and Grupo Ferrovial, S.A. (hereinafter referred to as “Ferrovial”), hereby present this joint merger project (hereinafter referred to as the “Merger Project” or the “Project”), which shall be submitted for the approval of the respective General Meetings of Shareholders in accordance with Article 40 SML. The content of the Project is as follows.

2.	JUSTIFICATION FOR THE MERGER

The Boards of Directors of Cintra and Ferrovial have decided to promote the integration of the two companies, by means of this Merger Project, with the view of forming a global infrastructure management entity. The integration shall permit the bond of the group management skills in all promotion and development phases. It shall permit the financial resources to be more efficiently assigned among the different activities in order to maximize the return. The resulting entity of the merger will also constitute the first option for securities markets investments in the infrastructure sector.

In order to fully understand this initiative, it must be noted that in recent years Cintra and Ferrovial have adopted strategic decisions and important changes have occurred in the markets, all of which have implied a substantial change in the positions of both companies. The most notable of these circumstances are:

(a)
Both companies have opted to play a decisive first level role in the international infrastructures market. The Grupo Ferrovial, as a whole, has established integral infrastructures and services management as a sign of its strategic identity, considering that the optimum form of operating in the market is through the competitive strength represented by its possession of the skills necessary at the various times during the life cycle of the infrastructures: promotion, financing, construction, operation and maintenance, and conservation.

b)
It should be taken into account that, at the time when Cintra’s shares were listed in the market after the corresponding public offering, the private promotion of infrastructures was an activity with little visibility in the stock markets, with a rather reduced number of competitors and within an environment characterised by its high liquidity and the low cost of the credits. All of these circumstances, which at the time fostered the decision to bring Cintra public, have changed substantially:

(i)	The sector of private promotion and management of infrastructures currently has a large presence in the markets and is the object of an adequate recognition, monitoring and analysis.

(ii)
In addition, the number of competitors has increased significantly, allowing various entities to offer private promotion infrastructure and management through different business identities linked to construction and financial groups and specialised investment funds. This has led to an increased competition in obtaining concessionary titles for the management of such assets.

(iii)
More recently and especially after the crisis started in 2008, financial market has gone from a high liquidity/low cost situation to experiment an important contraction, a significant circumstance in a sector where financial resources are critical. The possibilities of capturing outside resources are currently reduced, and financing through equity has taken on a capital importance.

In this new context, both companies have become convinced that the management of the infrastructure business can more appropriately and efficiently be carried out considering the same ownership of Cintra and the other companies of Grupo Ferrovial that provide concurrent and complementary activities in this market. The totally integral management of these capacities currently is – in both companies’ Board of Directors’ view - the ideal response to the changes indicated above, and will result in a relevantly improved administration of the new group. And finally, the entity resulting from the merger will be more valuable than the sum of the companies forming it.

The improvements sought through the merger of Cintra and Ferrovial will appear principally in the following areas: (a) operations; (b) management of financial resources; (c) access to capitals markets; (d) corporate governance of the companies; (e) tax efficiency; and (f) efficient economic management. These improvements can be described as follows:

(a)
Improved operations. The coordinated construction, promotion and management of infrastructure activities carried out within Grupo Ferrovial by Ferrovial Agroman, S.A. and Cintra respectively, is essential. In this regard, the merger will achieve a better response to the growing amplification of the range of infrastructures which may be subject to private management. In addition, both companies believe that a greater emphasis must be placed on promoting infrastructures from the construction phase (greenfields), where synergetic promotion and construction gains become especially relevant.

(b)
Management of Financial resources. The strategic decision to play a significant role in the promotion of private infrastructures, in the current context of financial market restrictions, requires an optimised management of the cash flows generated by the different Grupo Ferrovial divisions. Currently the circulation of these flows collide with the barrier deriving from shareholder diversity between Cintra and the other companies of the group. The merger of shares will allow a mutual access to said funds in the benefit of both companies. In this way, it cannot be ignored that the group’s liquidity is not only generated in Cintra. In this respect, it is convenient to recall that the construction and services business in particular are intrinsically cash generators, and, this capacity to generate flows can be foreseen as recurring over time. This is accredited by historical experience. As an example, it may be noted that, from 2001 until 2008, the accumulated operation flow in Grupo Ferrovial, including Cintra, was of 5,500 million, of which almost 70% precisely came from the construction and services business (2,700 million from construction and 1,100 million from services). In particular, the construction flows (as an average, beyond 300 million euros annually) have been the basic pillar of the group’s diversification.

Moreover, taking into account that Cintra develops a business with an essentially investing inclination, the merger will allow Cintra‘s future development of its promotional initiatives to be financed, in the corresponding part, through access to these flows and in general, these flows may be ascribed to the most efficient destination, for each situation and in line with mobility and freedom of decision. This process will mitigate the restrictions imposed by the financial crisis.

(c)
Capital markets. From the perspective of capital markets, the merger will bring about the consolidation of the resulting company as the principal investment option in the infrastructures sector, redounding in different kinds of benefits.

(i)
On the securities market, the merger will imply a greater size and depth of the combined free-float of both companies, which will allow the increase of their liquidity and reducing their potential volatility. It is foreseeable that a greater size will consequently permit to obtain a better monitoring of the companies by market analysts, which in turn will increase the reporting efficiency on the listing and, as applicable, reduce the capital cost.

(ii)
On the other side, the access to the capital market to obtain third party funds will be made via a business platform with greater weight and capable of negotiating with the most important financial agents, not currently available to Cintra individually on the one hand, and the remaining companies of Grupo Ferrovial on the other.

(d)
Administration and corporate governance. The double intragroup listing is no longer considered recommendable, especially in the Anglo-Saxon world where both companies have a great presence. The current trend is for a single listing, thereby also avoiding the so-called "group discount", often applied in assessments on listed subsidiaries. In Spain this double intragroup (“descuento de grupo”) listing has changed from being viewed as natural to being considered as exceptional: the Unified Good Governance Code (known as the Conthe Code) initially recommended avoiding simultaneous listings of parent companies and subsidiaries, although it finally resolved that this should not be an obstacle if the companies comply with determined precautions. Although Cintra and Ferrovial have duly observed these precautions in accordance with best corporate governance practices (here we note the framework agreement signed to regulate relations between both companies within the framework of infrastructures construction and the role of the Related Operations Commission), the unification of ownership positions will prevent the potential conflicts of interest that are inherent given the current diversity, especially in a context in which – as already anticipated- intends to give more emphasis in the infrastructure promotion from its initial construction (greenfields). Transactions between related companies will continue under parameters of efficiency and configuring an appropriate order of business, but without the need for special requirements in the internal decision making process, established due to the respect indispensable to the different interests of the diverse shareholders.

(e)
Tax improvement. In terms of tax management, the creation of a single consolidated group comprised of the current Ferrovial and Cintra companies, will, in principle, result in a more efficient management of the tax obligations and greater interest for the shareholders, essentially due to the broader and more diversified consolidation base, without causing inefficiencies or inequities and reducing administrative overheads incurred in maintaining two different consolidated tax groups.

Although this single consolidated base/group could be obtained without the full capital merger of both companies – basically requiring only that Ferrovial, as parent company of the group, increase its shareholding in Cintra to 75% -, this would imply an important reduction in the free float and share liquidity of Cintra. The configuration of a single shareholder platform will prevent these situations.

(f)
Cost savings. Finally the merger will prevent the cost duplications which are currently inevitable due to the current share diversity. This, while not a principal objective or motivation of the merger, is a high interest effect for the return on shareholders’ investment in both companies.

3.	STRUCTURE OF THE OPERATION

3.1.	Inverse merger by absorption

The integration of the businesses of Cintra and Ferrovial will be made by merger pursuant to the terms of Article 22 and subsequents of the Structural Modifications Act. The projected merger will specifically occur through the takeover of Ferrovial (company taken over) by Cintra (takeover company). The company taken over will be extinguished by means of dissolution without liquidation, and its assets and liabilities shall be transferred in block to the take over company. The latter will acquire by universal succession all the rights and obligations of the former. Consequently the shares held by Ferrovial shareholders will be exchanged for Cintra shares under the terms indicated further herein (v. infra 5).

The structure selected is that of the so-called “inverse” merger (“fusion inversa”), which is characterised as the subsidiary absorbing the head company. The decision for an inverse merger instead of a direct merger is based on the consideration that whether an inverse or a direct merger is indifferent from a legal-material and financial perspective: in both cases the resulting company will combine the capitals of both Cintra and Ferrovial under absolutely equivalent terms. The reasons justifying this decision are technical, and deal with the formal simplification of the operation. The "inverse merger" in particular will facilitate the process of obtaining authorisations and serving notices related to the merger regarding contracts and concessionaries held by the participating companies. Moreover, it will also simplify certain regulatory requirements in foreign jurisdictions, reducing the cost and time for execution of the operation. In any event, the take over company will change its current name ("Cintra") in order to adopt that of “Ferrovial” -in part coinciding with that of the company taken over (“Grupo Ferrovial”)-, through the amendment to the bylaws referred to in the paragraph 16 below.

3.2.	Merger by absorption of Ferrovial Infraestructuras, Aeropuerto de Belfast, Marjeshvan, and Lernamara by Ferrovial

Prior to and as an indivisible component to the merger proposed, it is proposed that Ferrovial will take over Ferrovial Infraestructuras, S.A. (hereinafter referred to as “Ferrovial Infraestructuras”), Aeropuerto de Belfast, S.A. (hereinafter referred to as

“Aeropuerto de Belfast”), Marjeshvan, S.L. (hereinafter referred to as “Marjeshvan”) and Lernamara, S.L. (hereinafter referred to as “Lernamara”).

Full ownership of the above corporations is directly held by Ferrovial. Consequently the special procedure under Article 49.1 SML shall apply, and an exchange of shares of the Ferrovial corporations taken over for the shares of Ferrovial shall not apply. In principle, Ferrovial shall not use the option established in Article 51 SML; consequently the operation shall be submitted for the approval of the Ferrovial General Meeting of Shareholders resolving on the merger.

The reasons justifying the above merger are summarised as follows:

(i)
With regard to Ferrovial Infraestructuras and Marjeshvan, the reason is that both companies are Cintra shareholders.  Marjeshvan is a corporation fully owned by Ferrovial established for the purpose of administering the 27,570,143 shares of Cintra owned by it, representing 4.850% of its corporate capital and Ferrovial Infraestructuras is the owner of 352,659,211 shares of Cintra, representing 62.030% of its capital.

The merger of Cintra and Ferrovial before the latter has taken over Ferrovial Infraestructuras and Marjeshvan, would result in a company which indirectly holds 380,229,354 shares of treasury stock representing 66.88% of its share capital. This would not represent a violation of regulations on treasury stock, since the acquisition by universal succession title is permitted according to Article 77 of the Public Companies Law (“Ley de Sociedades Anónimas”). However in terms of simplifying the merger between Cintra and Ferrovial and in order to be more efficient in terms of costs, it is preferable that Cintra receive the assets and liabilities of Ferrovial, thereby directly acquiring the shares in order to exchange them as provided in paragraph 6.2 below.

(ii)
On the other hand the reasons for the take over of Aeropuerto de Belfast and Lernamara are mainly organisational in nature and are for the purpose of optimising the corporate structure of the group. These reasons are summarised as follows:

•
Simplify investment in BAA Ltd. The Grupo Ferrovial investment in BAA Ltd. is held through its participation, together with other external partners, in the capital of FGP Topco Ltd. This participation is currently divided between Ferrovial Infraestructuras and Lernamara, which own 51 and 4.87 per cent respectively of the capital of FGP Topco Ltd. Taking into account that the part corresponding to Ferrovial Infraestructuras will be integrated in Ferrovial as a consequence of the merger, it would be legally and administratively inefficient to keep Lernamara as an intermediary company, as just one part of the investment would be placed in the parent of the group and the other on a sub-holding acting as the vehicle for same. Consequently, reasons of organizational efficiency advise their suppression.

•
Disinvestment in the Belfast airport. Aeropuerto de Belfast is a sub-holding constituted solely for the purpose of documenting the holding of Grupo Ferrovial in the company managing the Belfast airport (Belfast Airport Ltd). Once Grupo Ferrovial disposed of its investment in this airport, Aeropuerto de Belfast remained with no business content. Again, reasons of organizational efficiency advise its suppression.

(iii)
We finally note – as previously stated - Ferrovial Infraestructuras, Aeropuerto de Belfast, Marjeshvan and Lernamara are fully and directly owned by Ferrovial. As such their take over by Ferrovial is subject to the special procedure established in Article 49 SML (with the consequent formal simplification). This circumstance would not be verified if they were taken over by Cintra at the same time as Ferrovial. Consequently, it seems advisable to integrate these companies with Ferrovial prior to the merger of the latter with Cintra.

3.3.	Subsidiarisation (“Filialización”) of CINTRA assets

Finally as an integral part of this complex merger operation, Cintra will “subsidiarise” its business capital – basically consisting of the shares held in the concessionary companies by means of which it develops its business of concession infrastructure – by segregating and transmitting them in block to a vehicle that is fully owned by Cintra, named Cintra Infraestructuras, S.A.U. (hereinafter referred to as “Cintra Infraestructuras”). In principle, Cintra shall not use the option established in Article 51 SML and the operation will therefore be submitted to the Cintra General Meeting of Shareholders for approval of the merger, pursuant to the provisions of Article 5 f) of its Regulation.

The main reasons justifying this subsidiarisation are summarised as follows:

(i)
Financial. - Cintra shares currently owned by Ferrovial Infraestructuras and Marjeshvan are pledged in favour of certain relevant financial creditors of Ferrovial. After the merger these shares can only be used in the exchange of shares, as stated above (v. supra section 3.2), if the creditors agree to release the pledge over them. It is clear that Cintra’s pledged shares cannot be delivered to Ferrovial shareholders. After the pertinent negotiations and within the framework of the reorganization of the Ferrovial corporate debt, it is foreseeable that, once the merger is completed, said guarantees will be substituted by a pledge on the Cintra Infraestructuras shares, functionally equivalent to the Cintra shares.

(ii)
Organisational. - The corporate structure of Grupo Ferrovial is configured of subsidiaries that act as parent companies of the different divisions of business. The Cintra assets must be subsidiarised to replicate this form in the infrastructure concessionaries business, so that Cintra Infraestructuras is the direct owner of the shareholdings in the concessionaries companies. This form of organisation will satisfy the need, once the integration has been completed, for an autonomous company structure to continue to exist in each branch of business, allowing the bid of the projects constituting its purpose, since it is not advisable that the company resulting from the merger, as parent company of the group and all of its businesses, takes part in public tenders.

(iii)	Brand policy. - Cintra is an entity with recognised prestige within its sector, identified in the market for its success and excellence in infrastructure management. It is therefore essential that its work continues to be associated in the future not just with the “Cintra” brand, but also with an entity other than Ferrovial which, without prejudice to using all the advantages deriving from the merger, maintain the intangible assets and goodwill and reputation currently enjoyed by Cintra.

(iv)
Management. - Considering the advantages of subsidiarisation (“Filialización”), stated above, it would appear that this should be completed prior to the merger. Otherwise the company resulting from the merger will later have to do so, causing practical problems in terms of financial management, computer systems and, in general, the resources received from Cintra which would integrate in the human and material resources of Cintra Infraestructuras.

4.	IDENTIFICATION OF THE ENTITIES PARTICIPATING IN THE MERGER

4.1.	CINTRA (take over company)

Cintra Concesiones de Infraestructuras de Transporte, S.A., with legal offices in Madrid at Plaza Manuel Gómez Moreno 2, Edificio Alfredo Mahou, was incorporated  for an undefined period in a public deed executed before Rodrigo Tena Arregui, Notary Public of Madrid, on 3 February 1998, which was recorded as Document No. 109 in his official record.

Cintra is registered in the Mercantile Registry of Madrid at Volume 12,774, Sheet 146, Section 8 of the Book of Corporations, Page M-204.873, entry 1.

Its Tax Identification Number is A-81939209.

Cintra share capital comes to one hundred thirteen million seven hundred five thousand six hundred sixty one euros (€113,705,661) represented by five hundred sixty eight million five hundred twenty eight thousand three hundred five (568,528,305) ordinary shares with a face value of twenty cents of a euro (€0.20), all of a single class and series, represented by book entries. All the shares are fully paid in.

4.2.	FERROVIAL (company taken over)

Grupo Ferrovial, S.A., with legal offices in Madrid at Calle Príncipe de Vergara 135, was incorporated for an undefined period under the name Ferrovial Internacional, S.A. in a public deed executed before Francisco-Javier Alfaro Fernández, Notary Public of Pozuelo de Alarcón, on 6 June 1979, which was recorded as Document No. 477 in his official record and registered with the Mercantile Registry of Madrid at Volume 5,076 General, 4,227 of Section 3 in the Book of Corporations, Sheet 212, page number 40,204, entry 1.

Its name was changed to the current name and its Corporate Bylaws were adapted to the Public Companies Law currently in effect on 4 June 1992 in a document executed before Antonio Román de la Cuesta Ureta, Notary Public of Madrid, and recorded as Document No. 1,476 in his official record; that document was corrected by another public deed executed before said Notary Public, Román de la Cuesta Ureta, on 30 July 1992 which was recorded as Document No. 2,187 in his official record. Said documents were registered with the before named Mercantile Registry as Entry 200.

Its Tax Identification Number is A-28606556.

Ferrovial share capital comes to the amount of one hundred forty million two hundred sixty four thousand seven hundred forty three euros (€140,264,743) represented by one hundred forty million two hundred sixty four thousand seven hundred forty three (140,264,743) ordinary shares with a face value of one euro (€1.00), all of a single class and series, represented by book entries. All shares are fully paid in.

5.	EXCHANGE RATIO

The exchange ratio for the merger, which was determined based on the real value of the assets and liabilities of Cintra and Ferrovial with no complementary cash compensation of any kind, is as follows: four (4) Cintra shares with a face value of twenty cents of euro (€0.20) each, for each Ferrovial share with a face value of one euro (€1.00) each.

Said exchange ratio was reached in accordance with the appraisal of Cintra and Ferrovial assets and liabilities, based on the methodologies which will be described in detail and justified in the Director’s  report.

It is noted that the exchange ratio proposed shall be submitted for verification by the independent expert appointed by the Mercantile Registry for the purposes under Article 34 SML. Said expert shall state whether the exchange ratio is justified, whether the appraisal methods followed to determine it are correct and whether the value of the assets and liabilities contributed by Ferrovial covers, at least, the amount (nominal plus premium) of the capital increase by Cintra. Due to the existence of this verification ex-ante, the Board of Directors considers that the ex-post verification (after the approval of the merger resolution) by another independent expert appointed by the Mercantile Registry, as referred to in Article 38 SML, will not be necessary.

6.	MERGER BALANCES, ANNUAL REPORTS AND APPRAISAL OF THE ASSETS AND LIABILITIES TRANSFERRED

6.1.	Merger balances and annual accounts

The merger balances for purposes of Article 36.1 SML will be the balances of Cintra and Ferrovial closed at 30 April 2009. Those balances were approved on 29 and on 28 July by the respective Boards of Directors, duly verified by the auditors of both companies, and shall be submitted for approval by the General Meetings of Shareholders which will resolve on the merger, before adopting the merger agreement.

It is further noted for purposes of Article 31.10 SML that the annual accounts of the merging companies corresponding to the years ending 31 December 2006, 2007 and 2008 were taken into consideration for the merger.

The merger balances and the annual accounts referred to shall be made available to shareholders, debenture-holders and those holding special rights, as well as to workers representatives, together with the remaining documents referred to in said Article 39.1 SML, when the announcement for calling the General Meetings of Shareholders which will resolve on the merger is published.

6.2.	Appraisal of the assets and liabilities transferred

As a result of the merger Ferrovial shall transfer to Cintra, in block, all of its assets and liabilities.

It is further declared for purposes of Article 31.9 SML, that the assets and liabilities transferred by Ferrovial to Cintra shall be recorded in Cintra at the net book value at which they were recorded in the books of Ferrovial as of the date of the merger for accounting purposes, that is, 1 January 2009.

At 1 January 2009, the main elements of its assets and liabilities of Ferrovial (once integrated the impact of the simplified merger referred to in Section 3.2 above), as well as their appraised value, were as follows:

(a)	Assets transferred (in thousand euros)

Net book value
NON CURRENT ASSETS	7,078,926
Intangible fixed assets	1
Tangible fixed assets	11,173
L/t investments in group and associated companies	6,692,777
Long term financial investments	220
Assets for deferred taxes	374,755

CURRENT ASSETS	1,583,507
Inventories	808
Debtors	135,905
S/t investments in group and associated companies	1,315,558
Short term financial investments	81,746
Short term accruals	881
Cash and other equivalent liquid assets	48,609
Total assets transferred	8,662,433

(b)	Liabilities assumed (in thousand euros)

Net book value
NON CURRENT LIABILITIES	3,270,209
Long term provisions	102,658
Long term debts	2,628,750
L/t debts with group and associated companies	233,988
Liabilities for deferred taxes	304,813

CURRENT LIABILITIES	1,839,596
Short term liabilities	553
Short term debts	362,820
S/t debts with group and associated companies	1,432,525
Commercial credits and other accounts payable	43,605
Short term accruals	93
Total assumed liabilities	5,109,805

(c)	Net value of the transferred assets and liabilities (in thousand euros)

NET CAPITAL	3,552,628
Shareholder's Equity	3,543,240
Capital	140,265
Issue premium	193,192
Reserves	3,221,789
Shares and treasury stock	-52,197
Results of the period	109,698
Dividends paid during the period	-69,507
Adjustments for changes in value	9,388
Coverage operations	9,388
Net capital transferred	3,552,628

(d)	Summary

The above values and statements show that:

(i)	total value of the assets transferred by Ferrovial to Cintra is 8,662,433 thousand euros;

(ii)	Total value of Ferrovial liabilities assumed by Cintra is 5,109,805 thousand euros; and

(iii)	net value of the transferred assets and liabilities transferred by Ferrovial to Cintra is 3,552,628 thousand euros;

All estimated and based on the accounting records, at 1 January 2009, of Ferrovial and of the other companies participating in the simplified merger referred to in Section 3.2 above.

7.	SHARE CAPITAL INCREASE IN CINTRA

Cintra shall increase its capital by the exact amount required to cover the exchange of Ferrovial shares, according to the exchange ratio established in section 5 of this Merger Project. This increase shall be carried out through the issue of a maximum number of five hundred and fifty six million fifty seven thousand four hundred and seventy six  (556,057,476) shares with a nominal value of twenty cents of euro (€0.20) each, belonging to the same and only class and series as the current Cintra shares, represented by book entries (“anotaciones en cuenta”).

The maximum capital increase to be made in Cintra by virtue of the exchange ratio established can be reduced through the delivery of Cintra treasury stock to Ferrovial shareholders, including Cintra shares owned by Ferrovial at the time of the merger. Said shares shall as a consequence of the merger form part of Cintra’s assets. It is therefore declared that Ferrovial, as of the date of this Project, is the indirect owner – through Ferrovial Infraestructuras and Marjeshvan- of 352,659,211 and 27,570,143 shares of Cintra, representing 62.030% and 4.850% of its capital respectively. Said shares, once the merger referred to in Section 3.2 has been verified, shall form part of the Ferrovial assets which is transferred to Cintra.

The difference between (i) one, the net book value of Ferrovial’s assets and liabilities, less the book value at which Ferrovial has registered its shareholding in Cintra, and (ii) two, the face value of the new shares to be issued by Cintra, shall be considered as the issue premium (“prima de emission”).

Both the face value of said shares as well as the corresponding issue premium shall be fully paid in as a result of the block transfer of Ferrovial’s assets and liabilities to Cintra, which shall acquire the rights and obligations of Ferrovial by universal succession. Let it be noted that, in accordance with what is set forth in article 159.4 LSA, the Cintra shareholders shall not have any preemptive right to the subscription of the new shares issued.

8.	SHARE EXCHANGE RATIO PROCEDURE

Ferrovial shares shall be exchanged for Cintra shares as follows:

(a)
Once the merger has been approved by the General Meetings of Shareholders of both companies, the documentation equivalent (“Documentación Equivalente”) referred to in Articles 26.1 d), 40.1 d) and concordant articles of Royal Decree 1310/2005 of 4 November presented to the National Securities Market Commission, and the public deed of merger registered before the Madrid Mercantile Registry, then the parties shall proceed with the exchange of Ferrovial shares for Cintra shares.

(b)
The exchange shall begin on the date indicated in the publications to be made in one of the newspapers with the widest circulation in Madrid and in the Official Bulletins of the Spanish Market, and, as applicable, in the Official Mercantile Registry Gazette (“BORME”). A financial entity shall be appointed for this purpose, to act as Agent, which shall be mentioned in said announcements.

(c)
The Ferrovial shares shall be exchanged for Cintra shares through the entities participating in the “Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.” (Iberclear), which are depositories for said shares, pursuant to the procedures established for book entries in accordance with Royal Decree 116/1992, of 14 February, and in accordance with the terms of Article 59 of the Public Companies Law as applicable.

(d)
Shareholders holding shares representing a fraction of the number of Ferrovial shares established as the exchange ratio will be able to acquire or transfer shares in order to proceed with their exchange at said exchange ratio. Without prejudice to this, companies intervening in the merger will establish mechanisms designed to facilitate the completion of the exchange for Ferrovial shareholders who own a number of shares which, pursuant to the exchange ratio agreed, cannot receive a whole number of Cintra shares, and more specifically they will appoint an odd-lot broker.

(e)	As a result of the merger, the Ferrovial shares shall be amortised or extinguished.

Pursuant to the requirements of Article 26 SML and regulations governing treasury stock, the treasury stock owned directly by Ferrovial on the date when the exchange is made, and which as of today’s date, amounts to 1,250,374 shares, cannot be exchanged for shares of Cintra. Let it be noted that, for information purposes, as of today’s date Ferrovial is the indirect holder of 277,000  treasury stock shares.

9.	EFFECTIVE DATE FOR EXCHANGED SHARES TO HAVE THE RIGHT TO PARTICIPATE IN CORPORATE PROFITS.

Shares issued by Cintra pursuant to the capital increase referred to in Section 6.2 above, as well as those of treasury stock delivered in exchange, shall grant their new owners the right to participate in Cintra profits obtained from 1 January 2009.

Previously existing Cintra shares and those delivered or issued pursuant to the exchange shall participate equally in distributions made after inscription of the merger public deed with the Mercantile Registry, in proportion to the nominal value of each share.

10.	DIVIDENDS

The Cintra and Ferrovial Boards of Directors have not contemplated agreeing upon nor proposing paying dividends until inscription of the merger.

11.	EFFECTIVE DATE OF THE MERGER IN THE ACCOUNTING

It is established 1 January 2009 as the date when Ferrovial operations shall be considered as carried out for accounting purposes by Cintra.

The accounting retroactive effect determined above is in accordance with the General Accounting Plan.

12.	ACCESSORY BENEFITS AND SPECIAL RIGHTS

Ferrovial has no accessory benefits.

Ferrovial likewise has no special shares or special rights apart from the shares, except those corresponding to beneficiaries (workers, directors and officers of the companies of Grupo Ferrovial) of Ferrovial stock option plans. After the merger, Cintra shall succeed Ferrovial as the entity obliged in said plans. Option rights over Ferrovial shares shall automatically convert to option rights over Cintra shares, under the terms resulting from the exchange ratio established in this Project. All references to Ferrovial in said option plans shall be understood to refer to Cintra from the date of inscription of the merger. For purposes of the provisions of Section 8 above, it is noted that Ferrovial currently has no treasury stock affected by said stock option plans.

Cintra shares delivered to Ferrovial shareholders by virtue of the merger contemplated in this Project shall not grant their owners special rights of any kind.

13.	ADVANTAGES ATTRIBUTED TO THE ADMINISTRATORS AND INDEPENDENT EXPERTS

Neither the directors of Cintra or Ferrovial nor the independent expert intervening in the merger process shall receive any special attributes or benefits of any kind.

14.	TAX REGIMEN

The merger proposed herein is subject to the tax regimen established in Chapter VIII of Title VII and Additional Provision Two of the Revised Corporate Tax Law (“Texto Refundido de la Ley sobre el Impuesto de Sociedades”) approved by Legislative Royal Decree 4/2004.

As such and in accordance with Article 96 of said Revised Text, merger operations shall be reported to the Ministry of the Economy and Treasury pursuant to regulatory terms.

15.	IMPACT ON EMPLOYMENT, GENDER AND CORPORATE SOCIAL RESPONSIBILITY

15.1.	Possible consequences of the merger on employment

As explained in section 3.3. above, the present merger is a part of a complex operation of integration which includes, as well, the “subsidiarisation” of Cintra’s company capital, by virtue of which CITRA will segregate and transmit as a block said assets and liabilities in favour of a fully participated vehicle (Cintra Infraestructuras). Such “subsidiarisation” (“filialización”)  is justified, among other reasons, by the intention of maintaining, once the integration of Cintra and Ferrovial is completed, an autonomous company structure, with full  availability of resources, which will allow Cintra Infraestructuras to continue  tendering to the projects that constitute the object of what today is Cintra's business.  Accordingly, by virtue of the segregation, Cintra Infraestructuras shall assume and maintain all the organisation and the current human and material resources for Cintra, as well as the policies and procedures that this last has been observing in the matter of the management of personnel.

In turn, Cintra, the absorbing company in the present merger, shall act as parent company of Grupo Ferrovial, head of its various businesses and company traded in the stock markets, requiring attendance to all these duties of human resources that currently integrate the organisation and personnel of Ferrovial, which it shall assume in full. According to the provisions of Article 44 of the Workers Statute (“Estatuto de los Trabajadores”) which regulates cases of company succession, Cintra will subrogate the labour rights and obligations to the workers of Ferrovial.

Companies participating in the merger shall comply with obligations to report and, as applicable, consult legal representatives of the workers of each company participating in the merger, as provided in labour legislation. The merger proposed shall further be reported to the public bodies as applicable, and in particular to the General Treasury of Social Security.

Due to all the above, it is considered that the merger shall not have any negative impact on employment.

15.2.	Impact of gender on the corporate governing bodies

No changes of special importance in terms of gender distribution are expected with regard to the structure of the corporate governing body of the company resulting from the merger. Furthermore the merger will not change the policy which has governed these matters both in Cintra as well in Ferrovial.

15.3.	Impact of the merger on the company's social responsibility

Pursuant to the Regulations for the Board of Directors of Cintra and Ferrovial, the respective Boards must approve each company’s policy in this regard as well as assure compliance with the principles and commitments of social responsibility voluntarily accepted by the company. These principles and commitments are included in the Code of Business Ethics approved in 2004 by the Board of Directors of Ferrovial and are also applicable to Cintra. Furthermore since 2005 and 2002 respectively, Cintra and Ferrovial are adhered to the United Nations Global Compact in these matters. Both companies have expressly undertaken the principles contained in that pact as the standard for corporate responsibility for activities of the companies of Grupo Ferrovial all around the world.

Consequently the company resulting from the merger shall not vary, as a consequence of the merger, from this current corporate social responsibility policy, taking into account that this is considered as a strategic function related to the sustainability, competitiveness and reputation of Grupo Ferrovial, whose objective is to create long term value for all the interested sectors, including those of the group companies.

16.	BYLAWS AND REGULATION OF THE MEETING OF SHAREHOLDERS OF THE TAKE OVER COMPANY

16.1	Bylaws

The Boards of Directors have agreed to include, as part of this Project, a new draft of the bylaws which will govern the absorbing company from the date of inscription of the merger. The new draft proposed is intended to maintain substantially the same structure and content of the current Cintra bylaws, while incorporating new elements in response to three fundamental objectives:

(i)	Modify the name of the take over company, which will thereafter be known as “Ferrovial”, and its legal address, which shall coincide with the current address of Ferrovial.

(ii)
Bring it closer, in some respects, to the Ferrovial bylaws, particularly with regard to (a) remuneration to the directors (under the terms recently agreed by the Ordinary General Meeting of Ferrovial), and (b) the number of members of the Audit and Control Committee.

(iii)
Introduce technical improvements and certain adjustments in line with recent legislation, such as (a) eliminate the pre-emptive right of the owners of convertible bonds; (b) the statutory requirement to determine the form and maximum period for payment of capital calls; and (c) statement of additional matters which require a reinforced quorum in the General Shareholders’ Meeting.

The full text of the new bylaws of the take over company, which shall be justified in detail in the corresponding directors’ report, is incorporated as part of this Project as Annex 1.

16.2	Regulations of the General Shareholders’ Meeting

Despite the fact that it is not legally mandatory, the Boards of Directors have deemed it convenient, because of its close relation to the bylaws, to propose also, as a constituent part of this Project, a new draft of the regulations by which the General Meeting of the absorbing  company is to be governed from the inscription of the merger. With the new proposed draft it is intended, while keeping the current Cintra regulations substantially unaltered, to adapt it to the latest legislative amendments and to assure its concordance with the new bylaws as to those innovations, from the ones previously indicated, that by their nature are the subject of the General Shareholders’ Meeting’s regulations.

The full text of the new regulations of the General Shareholders’ Meeting of the merging company is incorporated to the present Project as Annex 2.

17.	APPOINTMENT OF THE INDEPENDENT EXPERT

Pursuant to the provisions of Article 34.1 SML, the directors of Cintra and Ferrovial shall request that the Mercantile Registry of Madrid appoint a single independent expert to prepare a sole report on this Merger Project and on the assets and liabilities transferred by Ferrovial to Cintra as a result of the merger.

18.	MERGER COMMITTEE

It is noted that this Merger Project is the result of a process of analysis and decision which in the case of Cintra and as reported to the market in a Regulatory Disclosure (“Hecho Relevante”) dated 28 January 2009, was entrusted to its Related Operations Commission (“Comisión de Operaciones Vinculadas”), constituted for these purposes as a “Merger Committee”.

The Merger Committee is exclusively comprised of external Directors of Cintra, none of whom represent majority shareholders, and the majority of whom are independent.

19.	PRECEDENT CONDITIONS

The effectiveness of the proposed merger and finally its inscription in the registry are subject to compliance with the following conditions, which shall be verified no later than December 15, 2009:

(a)
Execution of the merger contemplated in Section 3.2 above. This condition shall be understood as verified by the inscription of the public deed of merger between Ferrovial, Ferrovial Infraestructuras, Aeropuerto de Belfast, Marjeshvan and Lernamara.

(b)
Completion of the subsidiarisation (“filialización”) contemplated in Section 3.3 above. This condition shall be understood as verified by the inscription of the public deed of segregation of Cintra in favour of Cintra Infraestructuras.

(c)
Release of the current pledge over the Cintra shares currently owned by Ferrovial, so that said shares can be freely exchanged for Ferrovial shares. As indicated in paragraph (i) of section 3.3, once the merger has been verified, said pledge shall be substituted by a new pledge on the shares of Cintra Infraestructuras, functionally equivalent to the Cintra shares, which further requires the completion of the precedent condition stated in paragraph (b) above.

This condition shall be understood as verified when the creditor banks grant a public deed of release of the pledge on the Cintra shares.

(d)	Obtaining of the administrative authorizations that may be deemed necessary to ensure the continuity of the major infrastructure projects of the companies participating in the merger.

The fulfillment of this condition shall be accredited by the appropriate verification resolution from the Board of Directors of Cintra and Ferrovial.

In accordance with Article 30 of the Structural Modifications Act, the undersigned directors of Cintra and Ferrovial sign and confirm this Merger Project in two original copies, identical in form and content, which has been approved by the Boards of Directors celebrated on 29 and on 28 July, 2009, respectively.

CINTRA BOARD OF DIRECTORS

[Not signed due to a conflict of interest] _________________________________ Mr. Rafael del Pino y Calvo-Sotelo Chairman	[Not signed due to a conflict of interest] _________________________________ Mr. Joaquín Ayuso García Vice Chairman
[Not signed due to a conflict of interest] _________________________________ Mr. Enrique Díaz-Rato Revuelta Managing Director	_________________________________ Mr. Fernando Abril-Martorell Hernández Director
_________________________________ Mr. Jaime Bergel Sainz de Baranda Director	_________________________________ Mr. José Fernando Sánchez-Junco Mans Director
[Not signed due to a conflict of interest] _________________________________ Mr. José María Pérez Tremps Director	[Not signed due to a conflict of interest] _________________________________ Mr. Nicolás Villén Jiménez Director
_________________________________ Mr. Emilio Saracho Rodríguez de Torres Director

Pursuant to the terms of Article 30.1 of the Structural Modifications Act, it is expressly declared that, according the best corporate governance practices, all the directors representing controlling shareholders appointed by Ferrovial, i.e. Rafael del Pino y Calvo-Sotelo, Joaquín Ayuso García, José María Pérez Tremps and Nicolás Villén Jiménez, have abstained from participating in the deliberations and voting by the Cintra Board of Directors on this Project, inasmuch as they may be subject to a potential conflict of interest. As such the signatures of Messrs. Del Pino y Calvo-Sotelo, Ayuso García, Pérez Tremps and Villén Jiménez are not included on the merger Project.

Further declared that Enrique Díaz-Rato Revuelta has abstained from participating in the deliberations and vote on the Merger Project, inasmuch as he may be subject to a possible conflict of interest. As such his signature is not included on this Merger Project.

FERROVIAL BOARD OF DIRECTORS

_________________________________ Mr. Rafael del Pino y Calvo-Sotelo Chairman	_________________________________ Mr. Santiago Bergareche Busquet Vice Chairman
_________________________________ Mr. Jaime Carvajal Urquijo Vice Chairman	_________________________________ Mr. Joaquín Ayuso García Director
_________________________________ Mr. María del Pino y Calvo-Sotelo Director	_________________________________ Portman Baela, S.L. By: Eduardo Trueba Cortés Director
[Not signed as he is abroad] _________________________________ Mr. Juan Arena de la Mora Director	_________________________________ Mr. Santiago Eguidazu Mayor Director

_________________________________ Mr. Gabriele Burgio Director	_________________________________ Mr. Santiago Fernández Valbuena Director
_________________________________ Mr. José María Pérez Tremps Director and Secretary

ANNEX 1

NEW BYLAWS FOR THE TAKE OVER COMPANY

CHAPTER I. NAME, PURPOSE, TERM, CORPORATE DOMICILE.

Article 1.	Legal name

The Company is named Ferrovial, S.A., and shall be governed by these Bylaws, the Public Companies Law, and by other applicable laws and provisions.

Article 2.	Corporate purpose

1.	The purpose of the Company is to perform the following activities, both in the Spanish territory and abroad:

a)
Design, build, execute, exploit, operate, manage, administer and conserve public and private works and infrastructures, either directly or through its participation in corporations, groups, consortia or any other similar legal figure legally allowed in the country of interest.

b)	Operate and provide all kinds of services related to urban and interurban transportation infrastructure, either land, sea or air.

c)	Operate and manage all kinds of complementary services and works that could be offered in the areas of influence of public and private works and infrastructures.

d)
Hold, in its own name, all kinds of concessions, subconcessions, authorisations and administrative licenses for works, services and mixed, granted by the State, Autonomous Communities, Provinces, Municipalities, Autonomous Bodies, and in general any foreign State or public administration and any international body or institution.

e)
Manage, administer, acquire, promote, transfer, urbanise, rehabilitate and operate in any form, lands, lots, residential developments, real estate zones or promotions, and in general all kinds of real properties.

f)
Manufacture, acquire, supply, import, export, lease, install, maintain, distribute and operate machinery, tools, vehicles, installations, materials, equipment and furnishings of all kinds, including urban utilities and furnishings.

g)	Acquire, operate, sell and assign intellectual and industrial property rights.

h)	Provide services related to the conservation, repair, maintenance, correction and cleaning of all kinds of works, installations and services, to both public and private entities.

i)	Provide engineering services such as making projects, studies and reports.

j)
Perform projects and studies for the construction, maintenance, operation and sale of all kinds of water and wastewater supply, discharge, transformation and treatment installations and waste products. Research and development in said fields.

k)	Provide services related to the environment such as smoke and noise control, integral waste disposal management including from pick up to purification, transformation and treatment.

l)
Build, manage, operate, exploit and maintain energy production or carrier systems for any kind of energy, not including activities regulated by legal provisions that are not compatible with this part of the corporate purpose.

m)	Research, design, develop, produce, operate and assign programs and in general computer, electronic and telecommunications products.

n)
Research, operate and use of mineral deposits, as well as acquire, use and enjoy permits, licenses, concessions, authorisations and other rights to mine, industrialise, distribute and sell mineral products. These activities do not include activities related to minerals of strategic interest.

o)
Provide management and administrative services to any kind of corporations and companies, as well as consulting and advisory services in the areas of accounting, legal, technical, financial, labour, tax and human resources.

p)
Anything that does not violate activities that are legally reserved by special legislation, and in particular by legislation governing Institutions of Collective Investment and the Securities Market, coordinate and perform on its own all kinds of operations related to securities in any kind of market, national or international; to buy, sell, or in any other way acquire, transmit, swap, transfer, pledge and subscribe all kinds of shares, securities convertible into shares or which grant the right to acquire or subscribe to bonds, rights, payment notes, government bonds, or tradable securities and to acquire holdings in other companies.

2.
The above listed activities may be undertaken by the Company indirectly, either totally or in part, by means of ownership rights in other companies having an equivalent purpose and with corporate address in Spain or abroad.

Article 3.	Term

The Company is constituted for an indefinite period, and shall begin operations the day of the granting of the public deed of incorporation.

Article 4.	Corporate domicile

1.	The corporate domicile is Madrid, at Calle Príncipe de Vergara number 135.

2.
The corporate domicile can be moved to any other place within the same municipality as agreed by the directing body.  The agreement of the General  Shareholders’ Meeting is required to move to any other municipality.

3.
The governing body of the Company can agree to create, eliminate or transfer branches, offices, representatives, agencies, delegations, offices, or other dependencies, in Spain or abroad, as it deems appropriate.

CHAPTER II. CORPORATE CAPITAL AND SHARES

Section 1.         Capital and shares

Article 5.	Capital

1.	Corporate capital is [●] ([●]) euros, completely subscribed and paid in.

2.	The corporate capital is represented by [●] ([●]) ordinary shares of a single class, with a nominal value of twenty cents of a euro (€0.20) each.

Article 6.	Share representations

1.
Shares will be represented by book entries and will be created when recorded in the pertinent accounting register. The said book entry shall reflect the circumstances included in the public deed of issuance as well as whether or not the shares are fully paid in. Shares shall be governed by provisions of the Securities Market Law and other complementary provisions.

2.	The entries made in the books of the Company shall correspond to the entity or entities corresponding to said function, according to law.

3.
Legalisation of the right to act as a shareholder, including, as applicable, transfer shares, is obtained through the inscription in the book entry that grants presumption of the legitimate owner and enables the registered owner to demand the Company to recognise him as shareholder. This legalisation could be accredited by exhibition of the appropriate certificates issued by the entity responsible for the book entries.

The Company’s provision of any benefit to the party presumed to be legalised shall release the Company from the corresponding obligation, even if said party is not the real owner of the share, if and when said act is in good faith and free of negligence.

4.
In the event the person or entity appearing as legalised in the book entries bears said legalisation as fiduciary or another similar form, then the Company can request that it reveals the identity of the real owners of the shares, as well as the transfers and encumbrances of same.

Article 7.	Shareholder Rights

1.	Share ownership grants its legitimate owner the condition of shareholder, attributing the individual and minority rights conferred by Law and in these Bylaws.

2.	Under the terms established by Law and except in the cases described therein, the shareholder has at least the following rights:

a)	The right to participate in the distribution of profits and in the capital resulting from liquidation.

b)	The pre-emptive subscription rights for shares or convertible bonds offered as new issues.

c)	The right to attend and vote in the General Meetings and to challenge the corporate resolutions.

d)	The right to be informed, as established by Law and in these Bylaws.

3.	The shareholder shall exercise his rights with the Company loyally and as required by good faith.

Article 8.	Non-voting shares

1.	The Company can issue non-voting shares for a face value of not more than half of the paid in capital.

2.
Owners of non-voting shares shall have the right to receive an annual dividend of minimum five per cent of the paid in capital for each non-voting share. Upon agreement on the minimum dividend the owners of the non-voting shares shall have the right to the same dividend corresponding to ordinary shares. Minimum dividends not paid in a period shall not accumulate in successive years.

3.
Non-voting shares shall have the pre-emptive subscription right under the same terms as voting shares. However said right can be excluded as provided by Article 159 of the Public Companies Law and in these bylaws for voting shares.

4.	Successive issues of non-voting shares shall not require the approval of previous non-voting shareholders, through a separate voting or special Meeting.

5.	Non-voting shares shall recover voting rights if the Company fails to fully satisfy the minimum dividend for five consecutive years.

Article 9.	Callable Shares

1.	The Company can issue callable shares in a nominal value that shall not exceed one fourth of corporate capital, and in accordance with other legally established requirements.

2.	Callable shares shall grant their owners the rights established in the issue, in accordance with the law and the appropriate amendment of the bylaws.

Article 10.	Multiple Owners

1.	Shares are indivisible.

2.	Shares that are co-owned shall be recorded in the corresponding account in the name of all co-owners. However co-owners of a share shall appoint a single person who will exercise the rights as shareholders, and the co-owners shall be jointly liable to the Company for all obligations deriving as shareholders.

The same rule shall apply to other conditions of co-ownership of share rights.

3.
In the case of usufruct of shares, the condition of shareholder shall reside in the owner not benefiting from the shares; however the usufructuary shall in all events have the right to the dividends resolved by the Company during the usufruct. All other shareholder rights shall be exercised by the owner not benefiting from the share.

The usufructuary shall facilitate these rights to the shareholder not benefiting from the shares.

4.	If the shares are pledged, then the share owner shall exercise the shareholder rights. The creditor holding the pledge shall facilitate the exercise of these rights to the shareholder.

If the owner fails to comply with the obligation to pay in the capital calls, then the creditor pledge holder can comply with said obligation or proceed to execute the pledge.

5.	If there are other limited real rights on the shares, then the owner in direct domain of the shares shall exercise the political rights.

Article 11.	Share Transfers

1.	Shares and the economic rights deriving from same, including pre-emptive subscription rights, are transferable by all forms allowed by Law.

2.	Transfers of new shares shall not be effective before the capital increase has been registered in the Mercantile Registry.

3.	Share transfers shall be carried out in the form of book entries.

4.	The transfer in favour of the acquiring party shall have the same effects as traditional transfers of the share certificate.

5.	The constitution of real rights or other encumbrances on the shares shall be recorded in the corresponding account in the Company’s books and accounts.

6.	Inscription of the pledge is equivalent to transferring possession of the certificate.

Article 12.	Capital calls

1.
When shares are partially paid in, the shareholder shall proceed to pay the portion not paid in, either in cash or in kind, in the form and within the period determined by the administration of the Company, which in any event shall not surpass 5 years from the date of the resolution to increase capital.

2.	Any shareholder who fails to pay the capital calls cannot exercise his voting rights.

3.
Without prejudice to effects of delinquency provided by law, any delay in the payment of capital calls shall accrue legal interest to the Company, beginning the day of expiration and without the need for judicial or extrajudicial proceedings, as well as filing of the proceedings authorised by law in these cases.

Section 2.                                   Capital Increase and Reduction

Article 13.	Capital Increase

1.
Capital can be increased through the issue of new shares or by raising the nominal value of existing shares; in both cases the compensation may consist of cash contributions, including credit compensations, contributions in kind, or by applying profits or available reserves. Capital can be increased partly through new contributions and partly from available reserves.

2.	If the capital increase has not been fully subscribed within the period set for said purpose, the capital shall be increased by the amount effectively subscribed, unless agreed otherwise.

Article 14.	Authorised Capital

1.
The General Meeting may delegate to the corporate governing body the power to approve, one or more times, the capital increase to a determined amount, at such times and in such amounts as it may decide and within the limits established by law. Such delegations can include the power to exclude pre-emptive subscription rights. Unless the agreement for delegation provides otherwise, the Board of Directors shall be authorised to issue ordinary shares, voting, non-voting or callable.

2.
The General Meeting may likewise delegate to the corporate governing body the power to determine the date when approved agreement to increase capital, already adopted, shall be carried out and to determine any conditions not previously determined by the Meeting.

Article 15.	Cancellation of pre-emptive subscription rights

1.
The General Meeting or, as applicable, the Board of Directors approving the capital increase, can approve the cancellation of all or part of pre-emptive subscription rights for reasons of corporate interest.

2.
Corporate interest may specifically justify the elimination of the pre-emptive subscription rights when required to allow the Company (i) to acquire assets (including shares or shareholdings in companies) appropriate for developing the corporate purpose; (ii) to place new shares on foreign markets that allow access to sources of financing; (iii) to obtain resources through the use of demand forecast placement techniques designed to maximise the share issue rate; (iv) to obtain an industrial or technological partner; or (v) in general, to carry out any operation that is appropriate for the Company.

3.
Existing shareholders shall not have pre-emptive subscription rights for new shares when the capital increase is due to the conversion of bonds into shares, takeover of another company or part of the capital spin off from another company, or when the Company has made a public offering to buy securities to be paid either all or partially in documents to be issued by the Company.

Article 16.	Capital Reduction

1.
Capital can be reduced by reducing the nominal value of the shares, by redeeming outstanding shares or by grouping them for exchange, and the purpose in both cases can be to return contributions, condone capital calls, constitute or increase reserves or re-establish the balance between corporate capital and net worth.

2.
When capital is reduced by returning contributions, payment to shareholders can be made, either entirely or partially, in kind, if and when said return complies with the terms of Section 5 of Article 62.

Article 17.	Forced Redemption

1.
The General Shareholders' Meeting may approve, pursuant to the Public Companies Law, a share capital reduction to redeem a specific group of shares, if and when said group is defined based on substantive, homogeneous, and non-discriminatory criteria. In that case, the measure shall be approved by the General Shareholders’ Meeting and by the majority of the shares held by the shareholders belonging to the affected group, as well as by a majority of the shares held by the rest of the shareholders who remain in the Company.

2.
The amount to be paid by the Company may not be less than the arithmetical average of the closing prices of the Company's shares on the Computerised Trading System of the Securities Market during the three months prior to the date on which the share capital reduction is approved.

Section 3.                         Issue of Bonds and other securities

Article 18.	Bond Issues

1.	The Company may issue bonds in compliance with all legally established terms and limits.

2.
The General Meeting may authorise the corporate governing body to issue simple or convertible or exchangeable bonds, including, as applicable, the power to exclude pre-emptive subscription rights held by shareholders of the Company. The Board of Directors may use said authorisation one or more times and during a maximum period of five years.

3.	The General Meeting can likewise authorise the Board to establish the time when the issue agreed shall be carried out and to determine other conditions not indicated in the agreement of the Board.

Article 19.	Convertible and Exchangeable Bonds

Convertible or exchangeable bonds may be issued at a fixed exchange ratio (determined or to be determined) or at a variable exchange rate.

Article 20.	Bondholders Syndicate

1.	The syndicate of bondholders shall be constituted, after inscription of the issue, by those acquiring the bonds as the securities are received or the corresponding book entries are made.

2.	Normal costs caused by the Syndicate shall be the responsibility of the Company, and shall not in any case exceed 1 per cent of the annual interest earned by the issued bonds.

Article 21.	Other Securities

1.	The Company may issue notes, warrants, preferential shares of other negotiable securities apart from those described in previous articles.

2.	The General Meeting may authorise the corporate governing body to issue said securities. The corporate governing body may use this power one or various times and during a maximum period of five years.

3.
The General Meeting may further authorise the corporate governing body to establish the date when the issue agreed is to take place, and to determine the other conditions provided in the resolution of the General Meeting, according to law.

4.	The Company may also guarantee the issues of securities made by its subsidiaries.

CHAPTER III. CORPORATE GOVERNANCE

Section 1.  Company Bodies

Article 22.	Distribution of responsibilities

1.	The governing bodies of the Company are the General Shareholders’ Meeting, the Board of Directors and the delegated bodies created within the Company.

2.	The General Shareholders’ Meeting shall decide on all matters attributed to it by law or the bylaws, including but are not limited to:

a)	Censure Company management;

b)	Approve, as applicable, the annual accounts, both individual and consolidated, and resolve on the application of the result;

c)
Appoint and remove members of the Board of Directors, and ratify or revoke appointments of members of the Board made by co-optation, and determine remuneration payable to the Board of Directors referred to in Section 1 of Article 57 of these Bylaws;

d)	Appoint and remove auditors of the Company;

e)	Agree on capital increases and reductions, mergers, spin offs, segregations, transfer the corporate offices abroad, bond issues, and in general any amendment to the Bylaws;

f)	Agree to incorporate entities dependent on the Company for essential activities performed to that time by the Company, including when the Company maintains full domain of said entities;

g)	Agree on the dissolution and liquidation of the Company or any other operation whose result is equivalent to liquidating the Company;

h)	Authorise the Board of Directors to increase corporate capital or proceed with the issue of bonds and other securities; and

i)	Resolve on matters submitted to it for deliberation and approval by the corporate governing body.

3.	Powers not legally or statutorily attributed to the General Shareholders’ Meeting correspond to the corporate governing body.

Article 23.	Principles for action

1.	All the bodies of the Company shall oversee the corporate interest, understood as the common interest of all shareholders.

2.	With regard to the shareholders the corporate bodies shall respect the principle of equal treatment.

Section 2.  General Shareholders’ Meeting

Article 24.	General Meeting

1.
The General Meeting is the supreme body of the Company and its resolutions are binding on all shareholders, including those absent, dissenting, abstaining and those with no right to vote, without prejudice to the rights and actions that may correspond to them.

2.	The shareholders convened in General Meeting shall resolve, by majority vote, on the matters attributed to it by law.

3.
The General Meeting is governed by these Bylaws and the Law. Legal and statutory regulations of the Meeting shall be drafted and completed through the Regulation of the General Meeting, which shall detail the regime for calling, preparation, information, reporting attendance, development and exercise of political rights by shareholders during the Meeting. The Regulation shall be approved by the Meeting at the motion of the corporate governing body.

Article 25.	Types of General Meetings

1.	General Meetings of Shareholders can be ordinary or extraordinary.

2.
A General Ordinary Meeting must be called within the first six months of each financial year in order to approve the corporate management and the annual accounts of the previous year, as the case may be, and to resolve on the distribution of results. A General Ordinary Meeting shall be valid even if called or held outside this term.

3.
Any Meeting different from those described in the above paragraph shall be considered Extraordinary. However the General Shareholders’ Meeting, although called Ordinary, may also deliberate and resolve on any matter within its jurisdiction, if it complies with applicable law.

4.	All Meetings, either ordinary or extraordinary, shall be subject to the same rules of procedure and competences.

Article 26.	Power and Requirement to Call a Meeting

1.	The Board of Directors shall call a General Meeting:

a)	When required to call an Ordinary General Meeting pursuant to the terms of the foregoing Article.

b)
At the request of a number of shareholders owning at least five (5%) of corporate capital. Said request shall further include the matters to be dealt by the General Meeting; in this case the Board of Directors shall have maximum fifteen days, beginning the date requested by notary public, to call the meeting with the minimum notice allowed by law.

c)	Whenever it deems it appropriate for the interest of the Company.

2.	The Board of Directors shall prepare the agenda, necessarily including the matters that were the purpose of the request.

3.
If the Ordinary General Meeting is not called within the legal period, then a Judge of the Mercantile Courts of the corporate domicile can do so at the request of the shareholders and after hearing the directors; and the Court shall further name the person to chair said meeting.

Article 27.	Calling the General Meeting

1.
Both Ordinary and Extraordinary General Meetings shall be called by publishing an announcement in the Official Gazette of the Mercantile Registry and in one of the most widely distributed newspapers in the province where the Company has its registered address, at least one month before the date scheduled for the meeting, unless the law establishes another notice period, in which case that period shall rule.

2.
The announcement shall indicate the date, place and time of the meeting at first call, together with all the matters to be discussed and any other issues which, when appropriate, are to be included in the announcement pursuant to the provisions established in the Shareholders’ Meeting Regulations. Furthermore, the announcement may also indicate the date on which the Meeting may be held at second call.

3.
Shareholders representing at least five per cent of the share capital may request the publication of a complementary document to the call of a General Shareholders' Meeting, including one or more points in the agenda.  Exercise of this right shall be made by certified notice served at the corporate domicile of the Company within five days following publication of the call.

The complementary document to the call for meeting shall be published at least fifteen days prior to the date scheduled for the Meeting. Failure to publish the complementary document to the call within the legal term established shall render the Meeting null and void.

4.
The provisions of this article shall be null and void whenever a legal provision establishes different requirements for Meetings held to discuss certain issues, in which case any specific provisions shall be met.

5.
The call shall include a mention to the shareholders' right to examine in the corporate domicile, consult in the Company web page, or, as applicable, immediately obtain free of charge, the proposals to be submitted to the Meeting for resolutions, documents or reports necessary or mandatory and those which, although not mandatory, are determined by the corporate governing body for each case.

Article 28.	Right to attend

1.	All shareholders, including those without a right to vote, who individually or collectively with other shareholders own at least one hundred (100) shares, may attend the General Shareholders’ Meeting.

2.
In order to attend the General Shareholders’ Meeting each shareholder must have recorded ownership of its shares in the corresponding accounting records of book entries, five days prior to the date scheduled for the Meeting, and must hold the corresponding attendance card.

3.
Shareholders with a right of attendance may attend the General Meeting by remote communication means, pursuant to the provisions established in the Shareholders’ Meeting Regulations and in the following paragraphs.

The governing body shall consider the technical means and legal bases that permit and ensure attendance by telematic means, and shall assess, when calling each Shareholders’ Meeting, the possibility of organising attendance to the meeting through telematic means.

To this effect, the governing body shall ensure, amongst other issues, that shareholders’ identity and status are duly guaranteed, as well as the adequate exercise of their rights,

the suitability of the telematic means and adequate progress of the meeting, and, all pursuant to the provisions established in the Shareholders’ Meeting Regulations. When deemed appropriate, the call shall include the specific telematic means available to the shareholders, as well as the instructions they should follow in this regard. Furthermore, if so determined by the governing body, the call may indicate that any interventions and proposed resolutions to be made by those attending by telematic means must be sent to the Company before the Meeting is constituted.

4.
The members of the governing body shall attend any General Meetings held, although the fact that any one of them is unable to attend for any reason shall in no event prevent the Meeting from being validly constituted.

5.
The Chairman of the Meeting of Shareholders may authorise Managing Directors and technicians to attend, as well as other people with an interest in corporate matters, and may invite any other persons he/she deems appropriate.

Article 29.	Representation in the General Meeting

1.
Notwithstanding attendance of legal entities that are shareholders through proxy, any shareholder entitled to attend may be represented at a Shareholders’ Meeting through another person, even if not a shareholder. Proxies shall be conferred specifically for each Meeting, in writing or by other means of remote communication that duly guarantee the identity of the represented party and representative, which the governing body may determine, when appropriate, when each Meeting is called, pursuant to the provisions established in the Company's Shareholders' Meeting Regulation.

2.
The Chairman, Secretary of the Meeting, or the individuals appointed on their behalf, shall be entitled to determine the validity of the proxies conferred and the compliance of the attendance requirements for the Meeting.

3.	The power to represent shall be without prejudice to the provisions of the Law with regard to family representation and the execution of general powers of attorney.

4.	Representations obtained by public request shall be governed by Law and the General Shareholders’ Meeting Regulations.

Article 30.	Time and Place of Meeting

1.	The General Meeting will be held at the place indicated in the notice within the municipality in which the Company is domiciled.

2.	The Shareholders’ Meeting Regulation may establish the conditions for attending the meeting via simultaneous videoconference or other analogous forms of connection with various places.

3.	If the notice calling the meeting does not mention the location at which it will be held, it shall be understood to be held at the corporate domicile.

4.
The General Shareholders' Meeting may approve its own extension for one or more consecutive days, at the proposal of the directors or of a number of shareholders representing at least one quarter of the capital present at the meeting. Whatever the number of sessions, the General Shareholders' Meeting will be considered to be a single meeting, and a single Minutes will be kept for all sessions. The General Shareholders' Meeting may likewise be temporarily suspended in the events and manner established in its own Regulations.

Article 31.	Quorum. Special Cases

1.
The General Meeting shall be validly constituted on the first call when the shareholders present either personally or by proxy own at least twenty five percent of subscribed capital with voting rights. On the second call, the quorum will consist of whatever number of shareholders is present.

2.
For the General Meeting, be it ordinary or extraordinary, to validly approve a bond issue, a capital increase or reduction, limit or eliminate the pre-emptive right to acquire, as well as approve the transformation, merger or spin-off, global assignment of assets and liabilities and transfer of the corporate domicile abroad, and in general, any amendment of the Bylaws, the presence of shareholders representing at least fifty percent of the subscribed share capital with voting rights shall be required on the first call.

On the second call, the presence of twenty five percent of the share capital will suffice, although, if the shareholders present represent less than fifty percent of the subscribed share capital with voting rights, the resolutions referred to in the paragraph above can be adopted only with the affirmative vote of two thirds of the share capital present at the Meeting either personally or by proxy.

3.	Shareholders casting their votes by means of remote communication shall be considered as present for quorum purposes.

4.	Absences that may occur after the General Meeting has been convened shall not affect the validity of the meeting.

5.
If the attendance of a determined quorum is required to validly adopt a resolution regarding one or various points on the agenda for the General Meeting, pursuant to applicable law or these Bylaws, and said quorum is not achieved, then the agenda shall be reduced to only include the points that do not require said quorum for valid adoption.

Article 32.	Board of the General Shareholders’ Meeting

1.
The General Meeting’s board shall be constituted, at least, by the Chairman and the Secretary of the General Meeting. The members of the Company Board of Directors present at the session shall also form part of the board.

2.
General Meetings shall be chaired by the Chairman of the Board of Directors, and in the event of absence, illness, or indisposition, by the Vice Chairman. If there are several vice chairmen they shall follow in their numerical order; and if all are absent, the Board Member designated by the attendants shall chair the meeting.

3.
The Chairman shall be assisted by the Secretary. The Secretary of the Board of Directors shall act as Secretary of the Meeting; in the event he does not personally attend the meeting, then the Vice Secretary shall serve. If they are both absent then the person designated by the attendants shall act as Secretary of the Meeting.

Article 33.	List of Attendees

1.
Before starting with the Agenda, the Secretary of the Meeting shall draw up a list of the attendants, expressing each one's nature or proxy and the number of shares with which they attend, either owned by them or third parties.

At the end of the list, the number of shareholders present either personally or by proxy shall be established (indicating separately those who have casted their vote by remote communication), as will the amount of capital owned by them, specifying which shareholders have voting rights.

2.	If the list of attendants is not the first item in the Minutes of the General Shareholders' Meeting, it shall be attached as an Annex signed by the Secretary with the approval of the Chairman.

The list of attendance may also be created in a file or using a computer program. In such cases, the Minutes must mention the system used, and the sealed cover of the file or computer medium must bear the pertinent inspection signature of the Secretary, and the approval of the Chairman.

Article 34.	Deliberation and adoption of resolutions

1.
Once the list of attendance has been drawn up, the Chairman, if applicable, will declare the General Shareholders' Meeting validly constituted and will determine whether the Meeting can deal with all the matters included in the Agenda or whether, instead, it has to deal only with some of them.

2.
The Chairman will submit the matters included in the Agenda for deliberation, and will direct the debates so that the meeting takes place in an orderly manner. He will have authority for order and discipline, and may order that anyone who disturbs the normal progress of the meeting be expelled and even approve the temporary interruption of the session.

3.	Shareholders may request information in the terms established in the following Article.

4.
All shareholders may also take part, at least once, in deliberations on items on the Agenda, although the Chairman, in use of his powers, is authorised to adopt measures such as limiting speaking time, setting up turns, or closing the list of speakers.

5.	Once the matter has been sufficiently debated, the Chairman will call for a vote.

6.
Shareholders with voting rights may exercise them by mail, e-mail or any other means of remote communication which duly guarantees the identity of the shareholder exercising his right to vote, as determined by the Board at the time each Meeting is called, pursuant to the Company's Regulation for General Shareholders’ Meetings.

7.	The affirmative vote of half plus one of all voting shares present, either personally or by proxy in the General Meeting, shall be required to adopt a resolution, without prejudice to the cases in which the Law or these Bylaws stipulate a greater majority. Each share has one vote.

8.
The votes shall be counted in the form regulated in the Shareholders’ Meeting Regulation. The Chairman shall decide on the voting system that he considers most appropriate and direct the corresponding process.

Article 35.	Right to Information

1.
Beginning the date of publication of the call for the General Meeting and until the seventh day prior to the celebration of the meeting, inclusive, shareholders can request, in writing, the clarifications or information that they deem pertinent or submit, in writing, the questions that they deem pertinent to the issues included in the agenda.

Shareholders can also, in the same time and form, request information or clarifications or pose questions, in writing, regarding the public information provided by the Company to the Spanish Securities Exchange Commission since the date of the last General Meeting.

2.	During the General Meeting shareholders can verbally request the information or clarifications that they deem appropriate regarding the matters included in the agenda.

3.
Directors must provide the information requested in accordance with the two foregoing paragraphs, and within the period set by law, except when this is legally inadmissible and, in particular, when in the opinion of the Chairman, publication of that information would be harmful to the Company’s interest. This last exception shall not apply when the request is made by shareholders representing at least one fourth of the corporate capital.

4.
The Shareholders’ Meeting Regulation shall describe the applicable regime to the right for information. The Company shall include the pertinent information on its web page, so that the shareholder can exercise his right to be informed.

Article 36.	Minutes of the Meeting and Certifications

1.
Resolutions adopted during the General Meeting shall be reflected in the Minutes which will be written or transcribed into the pertinent Minutes Book. The Minutes may be approved by the General Meeting itself, or failing that, within fifteen days by the

Chairman and two Controllers, one representing the majority, and the other representing the minority.

The Minutes approved in either of those two ways will be enforceable as of the date of approval.

2.
The Board of Directors shall request the presence of a Notary Public who shall prepare the Minutes of the Meeting; this shall be required when so established by law. The notarial minutes need not be approved.

3.	Certifications of the resolutions shall be issued by the Secretary or by the Vice-Secretary of the Board of Directors, with the approval of the Chairman or the Vice-Chairman, as appropriate.

4.
The public formalisation of the Company resolutions corresponds to the individuals with the authority to certify them. This can also be done by any of the members of the Board of Directors whose office is in force and recorded with the Mercantile Registry, without the need for an express delegation. The public formalization by any other person shall require the relevant deed of powers of attorney, which may be general powers of attorney for all types of resolutions.

Section 3.  Corporate governing body

Article 37.	Structure of the Board of Directors

1.	The Company shall be governed and managed by a Board of Directors.

2.
The Board of Directors shall be governed by all applicable legal standards and by these Bylaws. The Board shall develop and complete such rules in the appropriate Board of Directors Regulations, the approval of which will be notified to the General Shareholders' Meeting.

Article 38.	Administrative and Supervisory Powers

1.	The Board of Directors shall have the broadest powers to manage the Company and, except as reserved to the competence of the General Meeting, shall be the maximum deciding body of the Company.

2.	The Board shall, in all cases, assume the powers legally reserved directly to it as non-delegable, as well as others necessary for a responsible exercise of the general supervisory function.

3.	The Regulation of the Board shall describe in detail the specific content of the functions reserved to the Board of Directors.

Article 39.	Powers to Represent

1.	The power to represent the Company, in and out of court or elsewhere, resides in the Board of Directors collectively and by majority.

2.	The provisions of this Article are understood to be without prejudice to any others that may be granted, both general as well as special.

Article 40.	Creation of value for the shareholder

1.
The Board of Directors, its delegated bodies and the management team of the Company shall exercise their powers and in general, carry out their duties in order to sustainably maximise the long time value of the Company in a way that is to the shareholders’ interest.

2.
The Board of Directors shall likewise see that the Company faithfully complies with current legislation regarding the uses and good practices of sectors or countries where the Company performs its activities and observe the principles of social responsibility which were voluntarily accepted.

Article 41.	Quantitative Board Membership

1.	The Board of Directors will consist of a minimum of five members and a maximum of fifteen, elected by the General Meeting, or by the Board itself, pursuant to current legislation.

2.
The General Meeting shall determine the number of Board members within the range established above. For such purposes, it shall either directly establish such a number by express resolution or, indirectly, by filling vacancies or appointing new Board members.

3.	Members of the Board can renounce to their position; the appointment can be revoked, and members can be re-elected.

4.	It is not necessary to be a shareholder to be appointed as a director; both individuals and companies may be appointed.

5.	Persons who incur in the prohibitions and incompatibilities established by current legislation may not be members of the Board nor be appointed to positions in the Company.

6.	Board Members shall not be required to provide the Company with any guarantees.

7.
The Board shall accept the reason for resignation by any of the members, accepting same if applicable. In the event any vacancies should occur during the period for which the directors were appointed, the persons to occupy said vacancies shall be appointed from among the shareholders, until the next General Meeting is held.

Article 42.	Qualitative Board Membership

1.
The Board of Directors, using its power to propose to the General Meeting and co-optation in order to fill vacancies, shall endeavour to ensure that external or non-executive directors form the majority. For these purposes, it will be understood that executives are those directors who are members of the Company’s senior management team or employees of the Company or its group.

2.
The Board shall also endeavour that the majority group of external directors of the Company shall include owners or representatives of those who hold a legally significant shareholding in the Company, and proxies or those appointed due to their condition as shareholders, although their capital shareholding is not significant (all domanial directors) and those who perform their functions although not related to the Company, significant shareholders or directors (independent directors).

3.	In any event, at least one third of all directors shall be independent directors.

4.
The provisions of the preceding paragraphs do not affect the sovereignty of the General Meeting, nor do they reduce the efficacy of the proportional system, which is mandatory when share groupings occur as provided in Article 137 LSA.

5.
For purposes of these Bylaws, the term external director, domanial director, independent director and executive director shall have the meaning given in these Bylaws or specified in the Regulation for the Board of Directors.

Article 43.	The Chairman of the Board

1.	The Board will appoint a Chairman from among its members.

2.	The Chairman shall call meetings of the Board of Directors, prepare the agenda and direct the debates and voting.

Article 44.	The Vice Chairman or Vice Chairmen of the Board

1.	The Board shall appoint a Vice Chairman, or more Vice Chairmen, who shall be correlatively numbered.

2.
The Vice Chairman or Vice Chairmen, in the order established, and in their absence the director corresponding according to the numbering fixed by the Board, shall substitute the Chairman in the event of absence, illness, or indisposition.

Article 45.	The Secretary of the Board

1.	The Board shall appoint a Secretary, and can also appoint a Vice Secretary, who need not be directors.

2.	The Secretary shall attend the meetings of the Board and shall have the right to speak but not vote, unless he is also a director.

3.
The Vice Secretary shall act as Secretary in the event that the position is vacant, or in the event the Secretary is absent or ill. The Vice Secretary may further attend meetings of the Board together with the Secretary when so decided by the Chairman.

Article 46.	Meetings of the Board

1.
The Board shall meet as often as necessary for the correct performance of its functions, when called by the Chairman. The Chairman shall call the Board to meet on his own initiative or when requested by at least two of its members, in which case the meeting shall be called to meet within the fifteen days following said request.

2.
The call to ordinary meetings shall be made in any written form, including e-mail, and shall be authorised by the Chairman or the Secretary or the Vice Secretary by order of the Chairman. The call shall be served minimum forty eight hours in advance and include the agenda.

3.
The Chairman may call the members to an extraordinary meeting of the Board by telephone and without the advance period and other requirements established in the foregoing paragraph when, in the opinion of the Chairman, circumstances justify so.

4.
Meetings shall ordinarily be held in the corporate domicile, but can also be held in the place determined by the Chairman, who can also authorise, for justified reasons, that the meetings be held with the simultaneous attendance by the members in different places, connected by audiovisual or telephonic means, given that the recognition of those attending can be assured as well as their interactivity and intercommunication in real time, and therefore as a single act. In this case, the notice shall state the connection system and, if applicable, the places where the necessary technical means can be found to attend and participate in the meeting. Resolutions shall be considered adopted in the place where the largest number of directors is present and, when there are equal numbers, in the place where the person chairing the meeting is located.

5.
As an exception and if no member opposes, the Board can also be validly celebrated without session and in writing. In this case the members can send via email their votes and considerations to be included in the minutes.

6.
In any event the Secretary of the Board of Directors shall certify all these details in the minutes and certify that the meeting was validly convened and held, listing the number of members attending, the place where each member attended the meeting, if he was present physically or by proxy, and, as applicable, the form of remote attendance used.

Article 47.	Board Meeting Procedures

1.	The Board of Directors shall be validly constituted when more than half of its members are present either personally or by proxy.

2.	Notwithstanding the above, the Board will also be validly constituted without prior notice, when all of its members are present either personally or by proxy.

3.
Members shall make all efforts to attend the meetings of the Board. When they cannot do so personally, they shall grant their proxy to another member of the Board. There is no limit to the number of proxies that can be held by each member. In any case the proxy shall be granted in writing, with special instructions for each member.

4.
Unless the Law or the bylaws have specifically established reinforced majorities, agreements shall be adopted by an absolute majority of directors that are present. In case of a tie, the Chairman shall have the deciding vote. The Board of Directors Regulations may raise the legally or statutorily established majority required for specific matters.

5.
When due to a legal or statutory prohibition one or more of the directors may not vote on a given matter, the quorum of Board Meeting attendees required to handle that matter shall be reduced by the number of directors who are affected by that prohibition; the majority needed to adopt the agreement shall be calculated on the basis of the new, reduced quorum.

Article 48.	Minutes and Certifications of the Board Meetings

1.
The discussions and resolutions of the Board Meeting shall be extended or transcribed into the Minutes Book. The minutes of each Board Meeting shall be prepared by the Secretary of the Board or, in his absence by the Vice Secretary; in the event both are absent then the minutes shall be prepared by the person appointed by the attendants as Secretary of the meeting.

2.	The minutes shall be approved by the Board at the end of or immediately following the meeting, or by the Chairman together with at least the Vice Chairman and another member of the Board.

3.	The minutes shall be signed by the Secretary or Vice Secretary of the meeting, with the approval of the person who chaired the meeting.

4.	Resolutions adopted by the Board shall be certified by the Secretary of the Board or, as appropriate, the Vice Secretary, with the approval of the Chairman or, as appropriate, the Vice Chairman.

5.
The formalization in public document may de carried out by any of the members of the Board, as well as the Secretary or Vice Secretary of the Board, even if they are not Directors, pursuant to existing legislation.

Section 4. Delegation and Board Committees

Article 49.	Delegation of powers

1.
The Board of Directors may appoint from among its members an Executive Committee and one of more Managing Directors, specifying the persons who will hold those positions and the manner in which they shall act. The Board may delegate in them, totally or partially, temporarily or permanently, all delegable powers, as established by law. Likewise, the Board of Directors may establish other Committees formed by members of the Board with consultative or advisory.

2.
If the Board of Directors creates the Executive Committee or any of the above- mentioned consultative or advisory Committees, it will also establish their membership and operating rules. However, until the Board has determined or regulated the functioning of its Committees, the terms of these Bylaws and the Public Companies Law regarding operation of the Board of Directors shall apply.

3.	The Board of Directors may also permanently delegate its representative powers to one or several Directors; in the latter case it shall determine whether they act jointly, or severally.

4.	The Board of Directors may also appoint and revoke representatives or powers of attorney.

Article 50.	Audit and Control Committee: Composition and responsibilities

1.	The Board of Directors shall establish an Audit and Control Committee comprised of minimum four and maximum six members. All of its members shall be external or non-executive directors.

2.	The Audit and Control Committee shall have the rights to be informed, to supervise, advise and propose matters within its jurisdiction.

3.
The members of the Audit and Control Committee shall appoint a Chairman from among themselves, who shall also be an independent Director. The Chairman shall remain in office for a period of 4 years; he may be re-elected after one year has passed from the date of his cessation. However, the Chairman can leave his position before the end of the 4 year period if so required by the bylaws with regard to his term as director. The Secretary of the Committee shall be either the Secretary of the Board of Directors, the Vice Secretary, or one of the members of the Audit and Control Committee, as established in each case.

Article 51.	Audit and Control Committee Rules of Operation

1.
The Audit and Control Committee shall meet whenever called by its Chairman, who shall do so whenever requested by the Board of Directors or the Chairman of the Board and, in any case, whenever suitable for the proper exercise of its functions.

2.	The Chairman of the Audit and Control Committee shall chair the meetings and direct the deliberations on the matters presented.

3.
Any member of the management team or other Company personnel who is requested to do so shall attend the Audit and Control Committee meetings, and shall collaborate and facilitate the access to any information under his or her control. The Audit and Control Committee may also request the attendance of external auditors at its meetings.

4.
The Audit and Control Committee shall be validly constituted when more than half of its members are present either personally or by proxy. The rules of operation established in the Bylaws for meetings of the Board of Directors shall apply to the call, quorum and adoption of resolutions, except when these are not compatible with the nature and function of the Audit and Control Committee. The Board of Directors, and the Audit and Control Committee, by delegation of the former, can establish complementary rules of operation.

Article 52.	Duties of the Audit and Control Committee

1.	Without prejudice to other tasks that may be assigned to it by the Board of Directors, the Audit and Control Committee will be responsible for the following:

a)	Inform the General Meeting, on matters brought up by the shareholders at the meeting which falls under its authorities.

b)
Raise a proposal to the Board of Directors, for submission to the General Meeting, regarding the appointment of external auditors, including conditions for their hiring, the scope of their professional mandate, and, if appropriate, the renewal or termination of their mandate.

c)	Supervise the internal audit services.

d)	Oversee the Company's financial reporting process and internal control systems, ensuring compliance with all legal requirements and the correct application of generally accepted accounting principles.

e)
Liaise between the Board of Directors and the external auditors, and asses the results of each audit. It shall in particular liaise with the external auditors in order to receive information regarding matters which might endanger the auditors' independence, and any other matters related to the auditing process, as well as any other communications that may be established, if any, by auditing legislation or by technical audit rules.

f)	Supervise compliance with internal corporate government regulations and code of conduct in matters related to the securities markets, and make proposals for improvement.

g)	Receive information and, if appropriate, issue reports regarding disciplinary measures affecting the Company's senior management.

h)	Supervise the information that must be approved by the Board of Directors and included in the Company's public annual report.

i)
Support the Board of Directors in its task of ensuring the accuracy and reliability of the financial information that the Company must provide periodically to the markets, investors or authorities, pursuant to applicable regulations.

2.	The Board of Directors may develop and complete the above rules in its Regulations, as established in the Bylaws and the Law.

Article 53.	Nomination and Remuneration Committee

1.
The Company shall have a Nomination and Remuneration Committee comprised of minimum four and maximum six directors, appointed by the Board of Directors. All members of the committee shall be external or non-executive directors with the majority independent directors.

2.	The Chairman of the Nomination and Remuneration Committee shall be appointed by the Board of Directors amongst its independent members.

The Nomination and Remuneration Committee shall appoint a secretary, who need not be a member of the committee.

3.	The Nomination and Remuneration Committee shall have, amongst others, the following responsibilities:

a)
Formulate and review the criteria to be followed regarding the composition of the Board of Directors and selection of candidates. The Committee shall, in particular, assure that the candidate selection process do not suffer from any implicit faults which hinder the selection of directors due to personal circumstances.

b)	Report on proposed appointments of directors so that the Board can directly proceed with their appointment (co-optation) or accept the proposals for decision by the Board.

c)	Report on the appointment of the Managing Director.

d)	Report on the appointment of Secretary and Vice Secretary to the Board of Directors.

e)	Propose members who shall form part of each of the Committees, considering their knowledge, skills and experience and the tasks of each Committee.

f)	Propose the system and amount of annual remunerations of the directors and report on the individual remuneration of the executive directors and other conditions of their contracts.

g)	Propose the basic conditions of the contracts for senior management and report on their remuneration.

h)	Analyse the process that allows an orderly succession of Chairman and Managing Director.

4.
The Nomination and Remuneration Committee shall meet whenever called by its Chairman, who in turn shall do so when requested by the Board or its Chairman to issue a report or to adopt proposals, and in any event, whenever appropriate for the good performance of its functions.

5.
The Nomination and Remuneration Committee shall be validly constituted with the attendance of at least more than half of its members, present personally or by proxy; resolutions shall be adopted by majority vote of those attending. Unless provided otherwise, the Nomination and Remuneration Committee shall be responsible for consulting and making proposals to the Board.

Section 5.  Directors Bylaws

Article 54.	Term

1.
Directors will be appointed for three years, but may be re-elected for one or more additional periods of the same duration. Once the period has expired, the appointment will be terminated when the next General Shareholders' Meeting has been held, or when the legal period for holding the Meeting that must approve the accounts for the previous financial year has elapsed.

2.	Directors who are appointed by co-optation shall exercise his duties until the first General Meeting to which his appointment shall be submitted for ratification.

3.	In no case shall independent directors remain in office as such, for a period in excess of twelve years.

Article 55.	Termination of directors

1.
Directors shall be terminated from their position when so decided by the General Meeting, when they notify the Company of their resignation and at the expiration of the period for which they were appointed. The effective date in this last case shall be the date of the first General Meeting.

2.
Directors shall make their position available to the Board of Directors and formalise the corresponding resignation, if the Board considers it appropriate, in the following cases: (a) when the executives removed from their positions were appointed as directors based on their position; (b) when they incur any of the causes of incompatibility or prohibition provided by law; (c) when they have committed a serious violation of their obligations as director; or (d) when their stay on the Board may endanger the interests of the Company, negatively affect the credit or reputation of the Board, or when the reasons for which they were appointed disappear (for example when a domanial director transfers or reduces its shareholding in the Company).

Article 56.	General obligations of the directors

1.	Pursuant to the provisions of Article 40, the directors are responsible for guiding and controlling company management in order to maximise its value to the benefit of shareholders.

2.	In performing his functions, the director shall act with the diligence of an orderly businessman.

3.
The director shall further act in his relations with the Company, in accordance with the demands of a loyal representative. The duty to loyalty requires that he place the interests of the Company before his own interests, and specifically to observe the rules contained in Articles 127 and others of the Public Companies Law.

4.
The Regulation of the Board of Directors shall describe the specific obligations of the directors deriving from the duties for diligence, confidentiality, non-competition and loyalty. As such, particular attentions shall be given to situations representing a conflict of interest, possibly providing for said purpose the procedures and requirements necessary to authorise or dispense according to the terms established in Articles 17 and others of the Public Companies Law.

Article 57.	Board of Directors Remuneration

1.
Members of the Board of Directors shall receive, as consideration for their duties as such, remuneration pursuant to the Bylaws, the total yearly amount of which will be determined by the General Shareholders’ Meeting and reviewed and updated accordingly in keeping with the indices or criteria established by the General Shareholders’ Meeting. Said remuneration will comprise the following items: (i) a fixed payment; (ii) allowances for effective attendance at the meetings of the Board of Directors and its delegate or advisory committees; and (iii) the lesser of the two following amounts: (a) the amount that must be added to the two aforementioned concepts to make up the total combined remuneration established by the General Shareholders’ Meeting; or (b) an amount equivalent to 0.5% of consolidated profits for the financial year earmarked for allocation to the Company.

In any case, the amount stipulated in section (iii) above may only be effectively paid following compliance with the requirements set forth in article 130 of the Public Companies Law ..

2.
The Board of Directors shall, for each financial year, define the method and time of payment and shall likewise agree upon the exact allocation among its members of the total remuneration prescribed by the Bylaws, as described in paragraph one above. Said allocation may be calculated individually, based on the relative involvement of each Board member in performing the duties of the Board.

3.	The compensation set forth in the preceding two sections will be compatible and without prejudice to fixed salaries; variable remuneration (based on attainment of business/corporate and/or personal performance targets); severance pay following the removal of directors for any reason other than breach of their duties; pensions; insurance policies; employee benefit schemes; deferred payment items; and remuneration formulae involving the delivery of shares, options on same or pegged to value thereof; all the foregoing for those members of the Board of Directors who perform executive functions.

4.	The Company can purchase civil liability insurance for its Directors.

5.
The Board of Directors shall annually approve a report on the remunerations policy which states the criteria and foundations used to determine remunerations to the directors during the last year and the year in progress, making it available to the shareholders at the time of the call to the Ordinary General Meeting. The content of the report shall be regulated by the Board of Directors Regulation.

Section 6.  Corporate Governance Report and Web Page

Article 58.	Annual Corporate Governance Report

1.
The Board of Directors shall prepare an annual corporate governance report with special attention given to (i) the degree of compliance of good governance recommendations contained in official reports; (ii) functioning of the General Meeting and development of the meetings; (iii) related and intragroup transactions; (iv) risk control systems; (v) the ownership structure of the Company; and (vi) the governing structure of the Company and other content imposed by applicable regulations.

2.
The annual corporate governance report shall be made available to shareholders on the Company web page no later than the date of publication of the call to the Ordinary General Meeting which shall resolve on the annual accounts for the year referred to in the report.

Article 59.	Web page

1.	The Company shall have a web page where it shall inform its shareholders, investors and the market in general of the economic and all other significant facts occurred with regard to the Company.

2.	Without prejudice to the additional documentation required by applicable regulations, the Company web page shall include at least the following information and documents:

a)	The rules regulating the organisation and corporate governance of the Company, and identification of the structure and composition of the corporate governing body;

b)	The internal code of conduct in the securities markets;

c)	The annual accounts corresponding to the year in progress and at least the previous two financial years;

d)	The annual corporate governance report;

e)	Documents relating to the Ordinary and Extraordinary General Meetings held during the periods stated by the CNMV for said purposes;

f)	Communications channels open between the Company and shareholders, and in particular explanations to the shareholder pertaining to the reporting year; and

g)	Regulatory disclosures relating to the period stated by the CNMV.

CHAPTER IV. ANNUAL ACCOUNTS

Article 60.	Financial Year

The financial year shall begin on January 1 and end on December 31 of each calendar year.

Article 61.	Preparation of the annual accounts and application of the results

1.
Within the established legal deadlines, the corporate governing body will prepare the annual accounts, the management report and the proposal for distribution of results once these have been reviewed and reported by the Company auditors and presented to the General Meeting, as applicable.

2.
The Board of Directors will try to prepare the accounts in such a way as to avoid audit reservations. Nevertheless, when the Board feels that it should stand by its criteria, it will publicly explain the contents and scope of the discrepancies.

Article 62.	Verification of the Annual Accounts

The Company's annual accounts and management report shall be reviewed by the Auditors appointed by the General Meeting, before the closing of the financial year to be audited, for a determined period which shall not be less than three nor more than nine years, from the beginning date of the year to be audited. The auditors can be re-elected by the General Meeting for maximum periods of three years, at the expiration of the initial period.

Article 63.	Approval of the Annual Accounts

1.	The annual accounts will be submitted for the approval of the General Shareholders' Meeting.

2.	Once the annual accounts are approved, the General Meeting will decide on the financial year's application of result.

3.
Dividends may be issued against the year's profits or assigned to unrestricted reserves only if the considerations foreseen by Law and in the Bylaws have been attended to, and the net worth is not or, as a consequence of the distribution, will not be less than the share capital. If there are losses from prior financial years which make the Company's net worth lower than the share capital, profits shall be allocated to cover the losses.

4.
If the General Meeting agrees to pay out dividends, it shall determine the amount, payment date and method of payment. The determination of these details may be delegated to the governing body, as well as any other details that may be needed or suitable to execute the agreement.

5.	The General Shareholders' Meeting may approve that the dividend be paid totally or partially in kind, if and when:

(i)	the assets or securities to be distributed are homogeneous;

(ii)	they are traded on an official market at the time of the agreement, or pertinent mechanisms have been put in place to make them liquid within maximum one year; and

(iii)	they are not distributed for less than the value that appears in the Company's books.

6.	The General Meeting and the Board of Directors may approve the distribution of interim dividends, with the limitations and requirements established by Law.

Article 64.	Other forms of shareholder remuneration

The General Meeting can likewise resolve on shareholder remuneration programs based on reinvestment of dividends in new shares, in share repurchasing programs, on the delivery of shares released to repurchase free assignment rights or other equivalent forms, all prior to the adoption of any resolutions to increase or reduce capital.

Article 65.	Deposit of the annual accounts

Within one month of the approval of the annual accounts, the Board of Directors will submit for deposit in the Mercantile Register corresponding to the Company's domicile, certification of the resolutions adopted by the General Meeting approving the annual accounts and the distribution of profits. The certification will be accompanied by a copy of each of such accounts, as well as, if pertinent, the management report and the auditors' report.

CHAPTER V. DISSOLUTION AND LIQUIDATION OF THE COMPANY

Article 66.	Dissolution

1.	The Company may be dissolved by resolution of the General Shareholders’ Meeting adopted at any time, in accordance with the Law and for the reasons foreseen therein.

2.
If the Company has to be dissolved for a legal cause that requires the approval of the General Meeting, the corporate governing body shall call a meeting within two months from the time said cause arises, so that the Meeting may adopt the dissolution agreement; if an agreement is not reached, whatever the reason, it shall proceed pursuant to Law.

3.
If the Company is to be dissolved because its net worth falls below half the share capital, dissolution can be avoided by resolution increasing or reducing capital or through the appropriate reintegration of net worth. Such adjustment shall be effective provided that it is carried out before the Company’s dissolution has been decreed by the Court.

Article 67.	Liquidation

1.
If the General Shareholders' Meeting, resolves to dissolve the Company it shall then appoint and determine the powers to be granted to the receiver or receivers, which shall always be an odd number, with the powers established by law and any others which may have been granted by the General Shareholders' Meeting when approving the appointment.

2.	If the Company is dissolved, the receivers shall jointly and severally represent the Company.

Article 68.	Supervening Assets and Liabilities

1.
Once the Company's book entries have been cancelled, if any corporate assets should subsequently appear, the receivers shall assign the corresponding additional amounts to the ex-shareholders, once the assets have been converted into cash if necessary.

2.
After six months have elapsed from the time the receivers were required to comply with the assignment established in the previous paragraph, and if the additional amounts have not been assigned to the ex-shareholders, or if there are no receivers, any interested party may ask the Courts pertaining to the last corporate domicile to appoint someone to replace the receiver and fulfil his functions.

3.
Ex-shareholders will be jointly and severally liable for any corporate debts that have not been settled, up to the limit of what they would have received as their liquidation stake, without prejudice to the liability of the receivers in case of negligence or gross negligence.

4.
To comply with requirements relating to legal acts prior to the cancellation of the entries of the Company, or whenever necessary, existing receivers may formalise the legal documents necessary in the name of the extinguished Company, after the cancellation of the Company's registration. If there are no receivers, then any interested party can request the formalisation from the Court sitting in the domicile of the former company.

CHAPTER VI. GENERAL PROVISIONS

Article 69.	Jurisdiction

The shareholders, waiving jurisdictions to which they have a right, expressly submit themselves to the jurisdiction of the Company domicile.

Article 70.	Communications

Without prejudice to the provisions of these Bylaws, communications and information, mandatory or voluntary, between the Company, the shareholders and the directors, regardless of who is the issuer and who the addressee of same, may be made via electronic and telematic media, except in the cases expressly excluded by law and in all cases respecting the security guarantees and shareholders’ rights. As such, the Board of Directors may establish the technical and pertinent mechanisms, reporting same through the web page.

*  *  *

ANNEX 2

NEW REGULATIONS OF THE GENERAL SHAREHOLDERS’ MEETING  OF THE TAKE OVER COMPANY

PREAMBLE

These Regulations are adopted by the General Shareholders’ Meeting of Ferrovial, S.A. (hereinafter, the “Company”) pursuant to the provisions set forth in section 113 of Law 24/1988, of 28 July, of the Securities Market, introduced by Law 26/2003, of 17 July. The Regulations are meant to systematise and develop rules governing the organisation and functioning of the General Shareholders’ Meeting of the Company. In the preparation of the Regulations, aside from legal rules and Bylaws, the recommendations of the Unified Code of Governance for Listed Companies have been taken into account. The final objective is to facilitate shareholders’ participation in the General Meeting, fostering transparency and the disclosure of the procedures involved in the preparation, holding and development of the General Meeting, specifying, developing and broadening the ways in which the Company’s shareholders may exercise their voting rights.

TITLE I.                      INTRODUCTION

Article 1.	Purpose of the Regulations

The purpose of these Regulations is to regulate the notice, preparation and development of the General Meeting, the information related thereto, the attendance to the meetings, as well as the exercise of shareholders’ voting rights, all subject to the provisions of the Law and Company’s Bylaws.

Article 2.	Interpretation

1.	These Regulations shall be interpreted in accordance with the applicable law and Bylaws.

2.
In general it is the responsibility of the Secretary of the Board of Directors, after consulting with the Chairman or the Managing Director when he/she considers it necessary, to solve any doubts arising from the application of these Regulations, pursuant to general criteria for the interpretation of legal rules. However, in conformity with the provisions in Article 17 of these Regulations, any doubts on the interpretation or application arising during a meeting shall be solved by the Chairman of the Meeting.

TITLE II.                      THE GENERAL MEETING: TYPES AND POWERS

Article 3.	The General Meeting

1.
The General Meeting is the sovereign body of the Company and its resolutions are binding upon all of the shareholders, including those absent, dissenting, or who abstain from voting or those who do not have voting rights, without prejudice to the rights and actions to which they are entitled.

2.	The shareholders convened in the General Meeting shall decide by majority on the matters for which the meeting is competent according to the law.

Article 4.	Classes of General Meetings

1.	The General Meeting of Shareholders may be ordinary or extraordinary.

2.
The ordinary General Meeting must necessarily be held  within the first six months of each year in order to review the Company’s management, and approve, if appropriate, the accounts for the preceding year and decide upon the distribution of results. The ordinary General Meeting shall be valid even if notice is given or it is held outside the established term.

3.
Any Meeting other than that established in the preceding section shall be deemed to be an extraordinary General Meeting. However, the General Meeting of Shareholders, even if it has been called as an ordinary Meeting, may also deliberate and decide upon any matters within its scope, in compliance, as the case may be, with the applicable regulations.

4.	All Meetings, whether ordinary or extraordinary, are subject to the same rules of procedure and competence.

Article 5.               General Shareholders’ Meeting Competence

1.	The General Shareholders’ Meeting has the competence to decide upon any matters attributed to it by law or the Bylaws. Particularly, by way of illustration only, it is competent for:

a)	reviewing the management of the Company;

b)	approving, if applicable, the individual and consolidated annual accounts, and deciding upon the distribution of results;

c)
appointing and removing members of the Board of Directors, as well as ratifying or revoking appointments of members of the Board of Directors by co-option, establishing the remuneration of the Board of Directors referred to in article 57.1 of the Company Bylaws;

d)	appointing and dismissing the Company’s auditors;

e)
resolving upon the increase or reduction of the share capital, the transformation, merger, spin-off, segregation, the moving of the Company’s registered address abroad, the issue of bonds and, in general, any amendments of the Bylaws;

f)	resolving to grant activities thus far developed by the Company to other entities controlled by the Company, even if the latter has the full control of said entities;

g)	resolving to wind up and liquidate the Company or any other operations with an effect equivalent to the liquidation of the Company;

h)	authorising the Board of Directors to increase the share capital or to issue bonds and other securities;

i)	deciding upon the matters submitted by the governing body for deliberation and approval;

j)	the approval of these Regulations and subsequent amendments thereto;

TITLE III.                                NOTICE AND PREPARATION OF THE GENERAL MEETING

Article 6.               Faculty and obligation of calling the General Meeting

1.	General Shareholders’ Meetings shall be called by the Board of Directors.

2.	The Board of Directors shall call a General Meeting:

a)	When appropriate pursuant to the provisions in Article 4 above for the ordinary General Meeting.

b)
When it is requested by a number of shareholders holding at least five per cent (5%) of the share capital, stating on the request the matters to be discussed at the Meeting; in this case, the Board of Directors shall have a maximum of fifteen days, starting from when notice was served by a Notary Public for the purpose, to call the meeting with the minimum notice required by law.

c)	Whenever it deems it appropriate in the interest of the Company.

3.	The Board of Directors shall prepare the agenda, necessarily including the matters that were requested.

4.
If the ordinary General Meeting is not called within the legal term, it may be called, at the request of the shareholders and with the presence of the Directors, by the Commercial-Law Judge of the registered address, who shall also appoint the person who is to chair the meeting.

Article 7.               Notice of the General Meeting

1.
Notice for both ordinary and extraordinary General Meetings shall be given by means of an announcement published in the Official Gazette of the Mercantile Registry (“BORME”) and in one of the most widely distributed newspapers in the province corresponding to the registered address, at least one month before the date scheduled for holding the meeting, except in cases where the law establishes a different term, in which case what is provided by law shall apply. The governing body shall consider whether it is appropriate to disseminate the notice of meeting through a larger number of public media.

2.	The announcement shall state the date, place and time of the meeting at first call, together with all the matters to be discussed and any other issues which, as the case may be, are to be included therein in conformity with the provisions in these Regulations. The announcement may also indicate the date on which, if applicable, the Meeting shall be held at second call. At least twenty-four hours must elapse between the first and second meeting. To the extent possible, shareholders shall be advised of the greater probability of the Meeting being held at first or at second call.

3.
The notice shall clearly and concisely describe all the matters to be discussed. When drawing up the agenda, the Directors may take into account any suggestions or proposals made in writing by the shareholders which, in relation to the Company's activities or interests, it may deem of interest for the Meeting.

4.
Shareholders representing at least five per cent of the share capital may request that a supplement be published in addition to the notice of a General Shareholders’ Meeting, including one or more items on the agenda. For such purpose, such shareholders shall indicate the number of shares they own or represent. This right shall be exercised by means of a certified notification, to be received at the registered address within five days following the publication of the notice.

The supplement to the notice shall be published at least fifteen days before the date scheduled for the Meeting. The non-publication of the supplement to the notice within the legally established term shall render the Meeting null and void.

5.
The provisions in this article shall have no effects where a legal provision demands different requirements for Meetings dealing with certain matters, in which case what is specifically established must be heeded.

6.
The notice shall mention the shareholders’ right to examine the resolution proposals that are to be submitted to the Meeting for approval, the necessary or mandatory documents or reports and any others which, not being mandatory, are determined by the Directors in each case, at the registered address, to consult them on the Company’s website and, as the case may be, to obtain them free of charge and immediately.

7.
When calling each General Meeting, the governing body shall examine whether means of remote communication are available to enable shareholders to vote and/or delegate their vote, duly guaranteeing the identity of the party exercising its right to vote or, in the case of a delegation, the identity of the representative and the represented party, as well as the feasibility of using those means.

If the governing body determines that such means are available and may be used, it shall include on the notice a description of the specific means of remote communication that the shareholders may use to exercise or delegate their vote, including the instructions that must necessarily be followed in this regard.

8.
The Company shall forward the announcement of the notice of the General Meeting to the Spanish Securities Exchange Commission, as well as to the Governing Companies of the Stock Exchanges (“Sociedades Rectoras de las Bolsas de Valores”) on which the Company's shares are listed, in order to be inserted in the corresponding Stock Exchange Bulletins, in accordance with the applicable regulations in each case. Likewise, the text of the announcement shall be published on the Company's website.

9.
Subject to the foregoing, whenever the governing body is aware of the likely date on which the next General Meeting will be held, it may notify this particular on the Company's website or by any other means it deems appropriate.

Article 8.	Availability of information on the Company's website after a meeting is called.

1.
Aside from the requirements established by law or in the Bylaws and pursuant to these Regulations, as from the date of publication of the notice of a General Meeting, the Company shall publish on its website the text of any resolution proposals prepared by the Directors in relation to the items on the agenda, together with an explanation on the justification and appropriateness of same, as well as any reports that are mandatory or determined by the governing body.

2.
Furthermore, as from the date the notice is announced, the Company website shall include any information that is considered useful or appropriate to enable the attendance and participation of the shareholders at the Meeting, including, as the case may be and by way of illustration only, the following:

(a)	the procedure for obtaining an attendance card;

(b)	instructions for exercising or delegating a remote vote through the means that have been provided, as the case may be, in the notice of the Meeting;

(c)	information on the place where the Meeting will be held and the way in which it may be reached and accessed;

(d)	instructions for attending the Meeting by any telematic means provided, as the case may be, in the notice of the Meeting, pursuant to the provisions established in the Bylaws and in these Regulations;

(e)	information, as the case may be, on any systems or procedures enabling the Meeting to be followed; and

(f)	information on the Shareholder Assistance Department (telephone number, e-mail, offices, working hours and other similar data).

Article 9.              Right to information prior to the General Shareholders’ Meeting

1.
From the day on which the notice of General Meeting is published up to seven days before the date on which it is scheduled to take place, shareholders may request in writing the information or explanations they consider necessary, or they may also submit in writing questions they consider relevant in respect of the items included on the agenda.

Furthermore, with the same term and in the same manner, shareholders may request information or explanations or submit questions in writing on the information available to the public that the Company has forwarded to the Spanish Securities Exchange Commission since the last General Meeting.

2.
Directors shall be under the obligation of furnishing in writing any information requested pursuant to the provisions in the preceding paragraph up until the day when the General Meeting is held, except in the cases in which (i) the disclosure of the data requested may harm the interests of the Company; (ii) the request of information or explanation is not about matters included on the agenda or about the information available to the public furnished by the Company to the Spanish Securities Exchange Commission since the last General Meeting was held; (iii) the requested information or explanation is considered abusive; or (iv) is the result of legal or regulatory provisions or court decisions. However, the exception indicated under (i) above shall not apply when the request is supported by shareholders representing at least one quarter of the share capital.

3.
The Board of Directors may empower any of its members, the Presidents of Board Commissions or the Secretary to answer requests for information made by shareholders, in the name and on behalf of the Board.

4.
The means for sending the information requested by shareholders shall be the same one used to submit the corresponding request, unless the shareholder indicates another means for such purpose from among those stated as suitable pursuant to the provisions in this article. In any case, Directors may send said information by certified mail with acknowledgement of receipt requested or by registered facsimile.

5.	The Company may include on its website the information related to the answers given to shareholder’s questions submitted in the exercise of their information right regulated herein.

TITLE IV.                                GENERAL SHAREHOLDERS’ MEETING

Chapter I: Attendance and Representation

Article 10.            Right of attendance

1.	All shareholders who, individually or grouped together with other shareholders, own at least one hundred (100) shares, may attend the General Meeting, including those who do not have voting rights.

2.
Any shareholders who own less than one hundred (100) shares may group them until that minimum number is reached, for the purposes of attending and voting at Meetings, and such groups may be represented by any one of the shareholders in the group. A group shall be accredited by means of a written document signed by all of the shareholders involved, specifically for each Meeting. Otherwise, any of them may confer their representation at the Meeting to another shareholder with a right of attendance who may hold this right according to law, thereby grouping their shares together with that other shareholder.

3.
In order to attend a General Meeting, shareholders must have their share titles entered into the corresponding register of book entries five days before the date on which the Meeting is to be held, and they must have the corresponding attendance card issued by the entity participating in the Company managing the securities registration, clearing and liquidation systems applicable in each case, by the Company or by whomever is expressly determined in each notice.

4.
Any shareholders who attend in person or through their representatives and who are present at the place where the Meeting is held on the scheduled date shall present their attendance card, pursuant to the provisions established in Article 18.1 of these Regulations.

5.	Shareholders with a right of attendance may attend General Meetings by telematic means, pursuant to the provisions established below.

The Directors shall examine the technical means and legal grounds which enable and guarantee remote attendance, and when each General Meeting is called they shall assess the possibility of arranging attendance to the meeting through telematic means.

For such purpose, the Directors shall verify, among other issues, if each shareholder's identity and status are duly guaranteed, as well as the adequate exercise of their rights, the suitability of the telematic means and adequate progress of the meeting, all of the foregoing in conformity with what is established in there Regulations. In such event, if it is deemed appropriate, the notice shall describe the specific telematic means available to the shareholders, as well as the instructions they should follow in this regard. Furthermore, if so determined by the governing body, the notice may indicate that any interventions and resolution proposals to be made by those attending by telematic means be sent to the Company prior to the holding of the Meeting.

In the event that attendance is possible by telematic means, being so agreed by the governing body and having been included in the notice, if due to technical circumstances not attributable to the Company attendance to the Meeting is not possible through the means established in the manner foreseen, or during the Meeting any such communication is interrupted or stopped, this circumstance shall not represent an illegitimate deprivation of the shareholders’ rights.

6.
Any shareholders wishing to attend by telematic means or to vote by means of remote communication, if any of these possibilities are considered in the notice of the Meeting, must accredit their identity and shareholder status in the manner and within the term established by the governing body  in the notice.

Article 11.            Presence of third parties at the General Meeting

1.
The members of the governing body and the independent auditors of the Company must attend the General Meetings that are held, but failure to attend by any of them for any reason shall in no event prevent a valid Meeting from taking place.

In any event, when the ordinary General Meeting is held, the Chairman of the Audit and Control Committee shall inform the shareholders of the main actions carried out by the Committee.

2.	The Chairman of the General Meeting may authorise the attendance of the managers, technical staff and any other persons with an interest in the progress of Company affairs.

3.
In order to promote the widest dissemination of the development of the meetings and the resolutions adopted, the Chairman may allow the media and financial analysts to have access to the General Meeting.

4.	Any people who were invited by the Chairman of the Board of Directors may also attend the Shareholders’ Meeting.

5.	Notwithstanding paragraph 2 and 4 above, the General Meeting may revoke the invitations for attending the meeting sent by the Chairman to third parties.

Article 12.            Representation

1.
Notwithstanding the attendance of shareholder legal entities through the party holding powers of representation, any shareholder who is entitled to attend may be represented at a General Meeting by another person, even if that person is not a shareholder.

2.
Representation shall be conferred for each particular Meeting, in writing or by the remote communication means which, duly guaranteeing the identity of the represented party and the representative, are determined by the governing body, as the case may be, when serving notice for each Meeting.

3.
Representation is always revocable. As a general rule, and provided that the date may be ascertained, the last activity carried out by the shareholder before the Meeting shall be deemed valid. If this certainty cannot be obtained, the shareholder's vote shall prevail over any delegation. In any event, the personal attendance to the General Meeting by the represented party shall revoke any representation.

4.
If the identity of the representative is not specified in the proxy, it shall be understood that representation was indistinctly granted to the Chairman of the Board of Directors, the Managing Director or the Secretary of the Board of Directors.

5.
The Chairman or Secretary of the General Meeting, or the individuals appointed by same, shall be deemed to be authorised to determine the validity of the representations conferred and the fulfilment of the requirements for attending the Meeting.

6.	The power of representation shall be understood as being subject to the provisions established by Law for cases of family representation and the granting of general powers of attorney.

Article 13.            Public application for representation

1.
In those cases where the Company Directors themselves, the depositories of securities or the persons in charge of book entries request a representation on their behalf or on behalf of others and, in general, whenever an application is publicly made, the rules contained in the Public Companies Law and the regulations developing same shall apply. In particular, the proxy shall indicate how the representative shall vote in the absence of accurate instructions and in any event subject to the provisions established by Law. Delegations may also include any items which, even if they are not stated on the agenda of the notice of the Meeting, are discussed at the General Meeting because the Law allows them to be discussed, and representatives may also vote in the manner they deem most appropriate for the interests of their principal in the event that no voting instructions were given in relation to matters not included on the agenda.

2.	A public application for representation shall be deemed to have been made whenever one same person holds the representation of more than three shareholders.

3.
Pursuant to section 114 of the Spanish Market Law (“Ley del Mercado de Valores”), a Director who is publicly appointed as representative cannot exercise the voting rights corresponding to the shares that are represented in respect of the items on the agenda in respect of which that Director is in a situation of conflict of interest and, in any event, in respect of the following decisions:

a)	His/her appointment or ratification as a member of the Board of Directors;

b)	His/her removal, separation or resignation as a member of the Board of Directors;

c)	The exercise of Company action for liability against said Director; and

d)	The approval or ratification, where appropriate, of Company operations with that Director, with companies controlled by, represented by or acting on behalf of that Director.

Considering the possibility of such conflict arising, representation could be conferred to another person alternatively and subsidiarily.

Article 14.            Planning, means and venue of the General Meeting

1.	The governing body may decide, considering the circumstances, to use means or systems enabling a greater and better following of the General Meeting or a wider dissemination of its development.

2.	Specifically, the governing body may:

a)	allow the shareholders to follow the course of the Meeting remotely via audiovisual means;

b)            provide simultaneous translation facilities;

c)	establish the adequate measures for access control, surveillance, protection and security;

d)	adopt measures to enable disabled shareholders to access the room where the Meeting is held.

3.
In the room or rooms where the Meeting is held, the attendees shall not use photograph or video cameras, recorders, cell phones or similar devices, except to the extent allowed by the Chairman. Control mechanisms established at the entrance may be used in order to enable the accomplishment of said measure.

4.
The General Meeting shall be held at the place indicated in the announcement of the notice within the municipality in which the Company has its address. If the venue is not set forth in the announcement, it shall be understood that the Meeting will be held at the registered office of the Company.

If for any reason, the General Meeting has to be held in separated rooms, audiovisual means shall be used to allow the intercommunication among them in real time and therefore, the development as a single act. If the rooms are located in different places, the meeting shall be considered to be held at the main venue.

In such case, the main venue of the Meeting shall be located within the municipality of the registered address of the Company, without the need for the accessory places to be within it. Those attending any of the indicated places shall be considered, insofar as they meet the requirements set forth in these Regulations and Bylaws, as attending the General Meeting.

5.
When entering the place or places where the General Meeting is going to be held, those present shall be given a copy of the text of the resolution proposals that will be submitted to the General Meeting, as well as the Directors’ reports that have been given to the shareholders in relation to the resolution proposals. Any proposals that could not be incorporated to the rest of the documentation that is furnished are excepted from this obligation. Likewise, the shareholders upon request may have a copy of all the information that, by virtue of the legal provisions, has been made available to the shareholders since the notice of the Meeting.

Chapter II: Constitution of the Meeting

Article 15.             Constiturion of the Meeting. Special cases

1.
The General Shareholders’ Meeting shall be validly held at first call when the shareholders present or represented hold at least twenty-five per cent of the subscribed capital with voting rights. At second call, it shall be validly held regardless the attending capital.

2.
In order for the ordinary or extraordinary General Meeting to validly approve resolutions on an issue of bonds, an increase or reduction of capital, the elimination or limitation of pre-emption rights, as well as the change of corporate form, merger or spin-off, the global assignment of the assets and liabilities and the transfer of the registered office abroad, and, in general, any amendments to the Bylaws, it shall be necessary, at first call, for shareholders holding at least fifty per cent of the subscribed capital with voting right to be present in person or by proxy.

At second call, the presence of twenty-five per cent of said capital shall be sufficient, although when shareholders representing less than fifty per cent of the subscribed capital with the right to vote are present, the resolutions referred to in the preceding paragraph may only be validly passed with the favourable vote of two thirds of the capital present or represented at the Meeting.

3.
Shareholders casting their votes remotely, insofar as it is provided in the Company Bylaws and in these Regulations and pursuant to same, shall be taken into account as being present for purposes of the quorum for the Meeting.

4.	Any absences taking place once the Meeting is constituted shall not affect the validity thereof.

5.
If in order to validly adopt a resolution in respect of one or more of the items on the agenda for the General Meeting, it is necessary, pursuant to the applicable legislation or to the regulations of the Company Bylaws, the presence of a certain quorum and that quorum is not reached, the agenda shall be reduced to the rest of the items that do not require said quorum  in order to validly approve resolutions.

Article 16.             Board of the General Meeting

1.
The Board of the General Meeting shall me constituted at least by the Chairman and the Secretary of the General Meeting. It shall also include the members of the Board of Directors of the Company present at the meeting.

2.
The General Meeting shall be chaired by the Chairman of the Board of Directors or, in the absence, impossibility of attending or indisposition thereof, by the Deputy Chairman of the Board. If there are several Deputy Chairmen, their numerical order shall apply and, in the absence thereof, the Meeting shall be chaired by the Director appointed for such purpose by the attendants.

3.
The Chairman shall be assisted by the Secretary. The Secretary of the Board of Directors shall be the Secretary of the General Meeting and, if he/she does not attend in person, the Deputy Secretary will take his/her place. In the absence of both of the foregoing, the Secretary shall be the person who, being proposed by the Chairman, is chosen by the attendants.

4.
If for any reason, while the General Meeting of Shareholders is being held, the Chairman or Secretary has to leave the meeting, the substitution in the execution of their tasks shall proceed pursuant to what is stipulated in the previous paragraph.

5.
The Chairman, even when he/she is present at the meeting, may entrust the control of the discussions to the Director he/she deems appropriate. Likewise, the Chairman may be assisted by any expert that he/she considers convenient.

Article 17.             Order of the Meeting

Subject to the provisions in the Bylaws, the Chairman shall be in charge of declaring the Meeting validly held, directing and establishing the order of the deliberations and interventions and the time allocated to them pursuant to the provisions in these Regulations, putting an end to debates when he/she estimates that the item has been sufficiently discussed and ordering the voting, clarifying any doubts arising in respect of the Agenda and the list of attendants, proclaiming the approval of the resolutions, adjourning the meeting and, if applicable, deciding the interruption thereof, and, in general, exercising all the powers that are required for the orderly development of the meeting, including the interpretation of the provisions in these Regulations, as well as exercising order and discipline, with the possibility of having those who perturb the normal course of the meeting expelled from same and even resolving that the meeting be momentarily interrupted.

Article 18.	Register of Shareholders

1.
At the place and on the day scheduled for the General Meeting to be held, at first or second call, and up to two hours before the time scheduled for the meeting to begin (unless otherwise specified in the announcement of the notice), the shareholders or their valid representatives may present the staff in charge of the Register of Shareholders their respective attendance cards and, as the case may be, any documents verifying the representation conferred. Attendance cards and appointments as representative presented to the staff in charge of the Register of Shareholders after the time scheduled for the commencement of the General Meeting shall not be accepted.

2.
In the event that the notice of the Meeting provides for attendance by telematic means, any shareholders who decide to attend through these established means shall register according to the terms of the notice itself.

3.
The register of shareholders present and represented, whether attending in person or, as the case may be, by telematic means, shall be handled by the persons appointed for this purpose by the Secretary, using, as the case may be, any technical means that are deemed appropriate.

Article 19.	List of attendants

1.
Upon completion of the process to register attendance cards and proxies and if a sufficient quorum is ascertained, before proceeding with the agenda, the Secretary of the General Meeting shall draw up the list of attendants, stating the nature of each one or representation and the number of shares, whether their own or of others, that they hold.

At the end of the list the number of shareholders present (indicating those who have cast their vote remotely) or represented shall be determined, as well as the amount of the capital they hold, specifying how much corresponds to shareholders with the right to vote.

2.
At the end of acceptance of all attendance cards and representations, the shareholders or their representatives, as the case may be, who arrive at the place where the General Meeting is held after the scheduled time shall be given an invitation so that, if they wish to, they may follow the development of the meeting (in the same meeting room or in an adjoining room, if it is deemed appropriate by the Company in order to avoid confusions during the Meeting); however, these shareholders and representatives (including the represented parties) shall not be included on the list of attendants.

3.	The General Meeting shall begin at the place, on the day and at the time scheduled, at first or second call, as the case may be, once the Board is established and the list of attendants is drawn up.

First of all, the Secretary shall confirm that the meeting is legally called, by reading the announcement or by providing a summary thereof. Next, the Secretary shall read out the global data resulting from the list of attendants, specifying the number of shareholders with a right to vote who are present, either in person or, as the case may be, through telematic means, and the represented parties attending the meeting, the number of shares held by the former and the latter, the percentage of capital they represent, specifying what is held by shareholders with a right to vote. Thereafter, the Chairman shall declare the General Meeting as validly held at first or second call, as the case may be, and shall determine if they can go on to consider all of the items comprised on the agenda or, in the absence thereof, if the Meeting must be limited to just some of them.

Once the Meeting is declared validly held and notwithstanding the right to make as many declarations are deemed appropriate at the intervention turn, all of the shareholders present may request the Notary Public (or the Secretary, in the absence of a Notary Public) to record in the minutes of the Meeting any reservations or opposition regarding the valid incorporation of the Meeting or the global data included on the list of attendants that was previously read out, without this entailing a delay, interruption or deferral in the normal course of the meeting.

4.	If the list of attendants is not included at the beginning of the minutes of the General Meeting, it may be attached thereto on an annex signed by the Secretary with the approval of the Chairman.

A list of attendants may also be provided in a file or in a computerised medium. In these cases, the minutes shall record the means used and the sealed cover of the file or medium shall include the necessary verification of identification, signed by the Secretary with the approval of the Chairman.

Chapter III: Turn  of intervention of shareholders
Article 20.            Requests for intervention

1.
Once the General Shareholders’ Meeting has commenced and with the purpose of organising the turn of intervention, the Chairman shall ask the shareholders wishing to participate in the Shareholders’ Meeting or, as the case may be, wishing to ask for information or explanations related to the items of the agenda or make proposals, to speak to the Notary Public (or, in the absence thereof, to the Secretary) or, if so instructed, to the staff assisting them, stating their name and surname(s), the number of shares they hold and the number of shares they represent.

2.
If the shareholder (or representative) wishes to ask to have his/her intervention literally recorded in the minutes of the Meeting, he/she shall hand it in writing, at the time of his/her identification, to the Notary Public (or, in the absence thereof, to the Secretary) or, if so instructed, to the staff assisting him/her, so that it can be compared when the shareholder's intervention takes place.

3.
The shareholder interventions shall take place once the Board has the list of shareholders wishing to participate, after the words or reports, as appropriate, addressed to those present by the Chairman, the Managing Director, the Presidents of the various Board of Directors’ Committees, other Directors, or any other persons appointed for the purpose by the governing body and, in any case, before the discussion and voting on the matters included on the agenda take place.

Article 21.             Shareholders’ interventions.

1.	The shareholders’ interventions shall take place in the order in which they are called by the Board for such purpose, once the Chairman has fixed the turns for intervention.

2.	When exercising his/her authority to organise the development of the Meeting and notwithstanding any other action whatsoever, the Chairman shall be able to:

(a)	establish the maximum amount of time allocated to each intervention, which shall initially be equal for all of them;

(b)	agree, as the case may be, to extend the amount of time originally allocated to each shareholder for his/her intervention or reduce it, according to the purpose and content of the intervention;

(c)	limit the floor granted to shareholders when he/she considers that an issue has been sufficiently discussed;

(d)	request the participating shareholders to clarify issues when he/she considers that have not been clearly explained during their intervention;

(e)
control shareholder interventions so that they are confined to the issues of the Meeting and they refrain from making inappropriate remarks or from exercising their right in an abusive or obstructive manner;

(f)
tell the participating shareholders that the time for their intervention is about to finish so that they can sum up their speech and, when the time for their intervention has come to an end or if they keep on acting as described under (e) above, he/she may interrupt their speech;

(g)
if the Chairman considers that the shareholder's intervention may alter the normal course of the meeting, he/she may ask them to leave the place and, as the case may be, he/she may adopt the auxiliary measures deemed necessary for such effect; and

(h)	in the event any of the participating shareholders tries to answer back, the Chairman may grant the floor or otherwise, as he/she deems appropriate.

Article 22.            Right to information during the Meeting

1.
During the intervention turn, shareholders may orally request the information or explanations they consider necessary on the issues included on the agenda. To do so, the shareholder must first identify himself/herself pursuant to the provisions in article 20 above.

2.
The Directors shall be under the obligation of furnishing the requested information, pursuant to the preceding paragraph in the way and within the terms prescribed by the law, except in cases where (i) the disclosure of the data requested may harm the interests of the Company, in the opinion of the Chairman; (ii) the request of information or explanation does not refer to matters included on the agenda; (iii) the requested information or explanation is unnecessary in order to form an opinion on the issues submitted to the Meeting or for any reason it is considered abusive; or (iv) it is thus considered as a result of legal or regulatory provisions or court decisions. However, the exception indicated under (i) above shall not apply when the request is supported by shareholders representing at least one quarter of the share capital.

3.
The requested information or explanation shall be provided by the Chairman or, otherwise, and when indicated by the Chairman, by the Managing Director, the Presidents of the Board Commissions, the Secretary, any of the Directors or, when deemed convenient, by any employee or expert on that matter.

4.
In the event it is not possible to satisfy the right of the shareholder during the Meeting, the Directors shall provide, in writing, the requested information to the shareholder involved within seven days following the end of the Meeting.

Article 23.            Extension and adjournment of the General Meeting

1.
The General Meeting may agree to extend the meeting over one or more consecutive days, when so proposed by the Directors or by a number of shareholders representing at least one fourth of the share capital attending the meeting. Regardless of the number of sessions, the Meeting shall be considered as one, drawing up only one set of minutes for all of the sessions. Therefore, it shall not be necessary to repeat during the following sessions the fulfilment of the requirements set forth by Law, the Bylaws or these Regulations for its valid constitution. If any of the shareholders included on the record of attendance do not subsequently attend the following sessions, the majorities required for the adoption of resolutions shall still be determined at said meetings based upon the data arising from that record.

2.
Exceptionally and in the event of disturbances that may significantly affect the good course of the meeting or any other unusual conditions that may temporally prevent or hinder the normal course of the meeting, the Chairman of the Meeting may decide the adjournment during the appropriate period of time, with the purpose of assuring the reestablishment of the necessary conditions for its continuance. Likewise, the Chairman may adopt the measures he/she deems appropriate to guarantee the safety of those present and to avoid the repetition of conditions preventing or hindering the normal course of the meeting.

Chapter IV: Voting and documenting the resolutions
Article 24.            Voting of the resolution proposals

1.
Once the shareholders’ interventions have come to an end and the necessary information or explanations have been provided pursuant to the provisions in these Regulations, the resolution proposals on the matters included on the agenda shall be subject to voting, and if there are any other resolutions which, due to legal order, were not included on the agenda, they shall also be voted. The Chairman shall be in charge of deciding the voting order of the latter resolutions.

It shall not be necessary for the Secretary to previously read out the resolution proposals the text of which has been submitted to the shareholders at the beginning of the meeting, except where it is requested by any shareholder for any or all the proposals or when the Chairman deems it convenient. In any event, the attendants will be told the item of the agenda to which the resolution proposal being subject to voting refers.

2.
Each of the items on the agenda will be subject to vote separately. However, if the circumstances make it advisable, the Chairman may decide that proposals corresponding to different items on the agenda be voted jointly; in such event the result of the vote shall be considered individually for each proposal if none of those present states that they wish to change their vote in respect of any of said items. Conversely, the minutes shall record the voting changes stated by each shareholder and the voting result corresponding to each proposal as a consequence of such changes. In any event, there will be a separate vote for the appointment and ratification of members of the Board of Directors and, in the event of an amendment of the Bylaws, each article or group of articles which are substantially independent shall be voted separately.

3.
The process for the adoption of resolutions shall be carried out following the agenda provided in the notice of the Meeting. The resolutions proposed by the Board of Directors shall be subject to voting in the first place. In any event, once a resolution proposal is approved all the other proposals related to the same issue that are incompatible with it will automatically be excluded, not being subject to voting.

4.
As a general rule and notwithstanding any alternative systems that may be implemented if the Chairman so decides due to the conditions and nature or content of the proposal, the counting of votes for the resolution proposals shall be carried out as follows:

(a)
Affirmative votes shall be those corresponding to all shares attending the meeting, whether present and represented, deducting (i) those votes corresponding to the shares whose holders or representatives have cast a vote against, a blank vote or abstain from voting, by communicating their vote or the abstention to the Notary Public (or, in the absence thereof, to the Secretary or the staff assisting him/her), so that it can be placed on record; (ii) votes corresponding to the shares whose holders have cast a vote against, a blank vote or have expressly stated their abstention from voting, via the remote means of communication mentioned in section 6 below of this article; and (iii) votes corresponding to shares whose holders or representatives have left the meeting before the voting for the resolution proposal took place and who have recorded such fact with the Notary Public (or, in the absence thereof, with the Secretary).

(b)
The communications or statements to the Notary Public (or, in the absence thereof, to the Secretary or to the staff assisting him/her) provided in the preceding section and related to the way a vote is cast or abstention may be carried out individually with respect to each resolution proposal or jointly for several or all of them, by stating to the Notary Public (or, in the absence thereof, to the Secretary or the staff assisting him/her) the identity and status (shareholder or representative) of whom is carrying them out, the number of shares referred to and whether the way the vote was cast or abstention, as the case may be.

(c)
For the adoption of resolutions related to matters not included on the agenda, the shares of shareholders who have participated at the Meeting via remote voting systems shall not be considered to be shares attending the meeting whether present or represented. For the adoption of any of the resolutions referred to in section 114.1 of the Spanish Market Law, the shares which cannot exercise voting rights due to the application of what is established in said provision shall not be considered to be present or represented at the Meeting.

5.	Among the alternative voting systems, insofar as it is technically possible and the fulfilment of all legal conditions is guaranteed, the Directors may establish electronic vote counting systems.

It will be possible to divide votes so that financial agents who appear as legitimate shareholders acting on behalf of different clients may cast their vote in conformity with the instructions of their clients.

6.
If pursuant to Article 7 of these Regulations, the notice of the Meeting accepts the possibility of casting votes remotely via one or several remote voting systems and, subject to the specific instructions established therein for each of these systems, in order for the vote to be valid and hence to be accepted by the Company, the document on which the vote is recorded shall include al least the following indications:

(a)	the date on which the Meeting is held and the agenda;

(b)	the shareholder’s identity;

(c)	the number of shares held by the shareholder; and

(d)	a statement of the way the vote is cast in respect of each item on the agenda.

Article 25.            Adoption of resolutions and end of the Meeting

1.
The majority needed for a resolution to be approved will require the affirmative vote of half plus one of the shares with voting rights that are present or represented at the General Meeting, except for the cases in which the Law or the Bylaws establish a higher majority. Each share confers one vote. In the resolutions referred to in article 24.4 (c) above, the shares which, according to what is established in said paragraph, are not considered to be present or represented, shall not be considered among the total shares for the purpose of calculating the above-mentioned majority.

2.
The Chairman shall state that the resolutions are approved once there is record of the existence of sufficient affirmative votes, notwithstanding the record in the Minutes of the way the vote is cast or abstention by shareholders attending the meeting who make the relevant indication to the Notary Public (or, in the absence thereof, to the Secretary or staff assisting him/her).

3.	Once the voting of the resolution proposals is over and the result is proclaimed by the Chairman, the Meeting shall come to an end and the Chairman shall adjourn the meeting.

Article 26.            Minutes of the Shareholders’ Meeting

1.
The resolutions of the General Shareholders’ Meeting shall be recorded on the minutes that shall be, in turn, recorded or transcribed in the Minutes Book kept for the purpose. The minutes may be approved by the General Meeting itself, or, otherwise, and within a term of fifteen days, by the Chairman and two Controllers, one representing the majority and the other one the minority.

The minutes approved in any of these two ways shall be effective as from the date of approval thereof.

2.
The Board of Directors may require the presence of a Notary Public to draw up minutes of the Meeting and they shall be bound to do so whenever, five days before the date established for the General Meeting to be held, it is requested by shareholders representing at least one percent of the share capital. The minutes drawn up by a Notary Public do not need to be approved.

3.	The resolution certificates shall be issued by the Secretary or by the Deputy Secretary of the Board of Directors with the approval of the Chairman or the Deputy Chairman, as the case may be.

4.
The public formalization of the Company resolutions corresponds to the individuals with the authority to certify them. This can also be done by any of the members of the Board of Directors whose office is in force and recorded with the Mercantile Registry, without the need for an express delegation. The public formalization by any other person shall require the relevant deed of powers of attorney, which may be general powers of attorney for all types of resolutions.

Article 27.            Disclosure of resolutions

Notwithstanding the recording with the Mercantile Registry of the resolutions that can be recorded and the legal provisions applicable regarding the disclosure of Company resolutions, the Company shall report the approved resolutions to the Spanish Securities Exchange Commission, by means of the appropriate notice of a significant disclosure, either literally or by means of by a summary of its contents. The text of the resolutions corresponding to the Meetings held during the current year and the previous year shall likewise be available on the Company’s website. Also, upon request by a shareholder or the shareholder's representative at the General Meeting, the Secretary shall issue a certification of the resolutions or of the minutes, notarial when applicable.

TITLE V.                      APPROVAL, DISCLOSURE AND EFFECTIVE TERM

Article 28.            Approval, disclosure and effective term of the Regulations

1.
The General Meeting of Shareholders shall be in charge of approving these Regulations and the amendments thereof; said General Meeting of Shareholders shall be held with the quorum foreseen in article 15, section 1 of these Regulations.

2.
After approval thereof, these Regulations shall be communicated to the Spanish Securities Exchange Commission and recorded with the Mercantile Registry. Likewise, they shall be included on the Company website.

3.
The Regulations shall be effective indefinitely as from the date of approval by the General Meeting of Shareholders and they shall apply to all of the General Meetings called after the Meeting at which the approval thereof was resolved.